UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under §240.14a-12

CHESAPEAKE UTILITIES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CHESAPEAKE UTILITIES CORPORATION

UNLOCKING OPPORTUNITIES

WITH STRATEGIC INTENTION

NOTICE OF THE 2024 ANNUAL MEETING AND PROXY STATEMENT

March 26, 2024
Notice of Virtual 2024 Annual Meeting of Stockholders
Dear Stockholder,
On Wednesday, May 8, 2024, Chesapeake Utilities Corporation (the "Company") will hold its 2024 Annual Meeting of Stockholders (the "Meeting") at 9:00 a.m. Eastern Time. The Meeting will be held in a virtual meeting format only. There will be no physical location for stockholders to attend the Meeting. Stockholders will be able to listen, vote and submit questions by logging in at www.virtualshareholdermeeting.com/CPK2024. If you plan to participate in the virtual Meeting, please see the Meeting Attendance and Participation section in the accompanying Proxy Statement. Stockholders of record at the close of business on March 11, 2024 will be asked to vote on the following matters:

Proposal	Description of Proposal	Board Recommendation
Proposal 1	Election of three Class I directors named in the Proxy Statement	FOR each nominee
Proposal 2	Non-binding advisory vote to approve the compensation of the Company's Named Executive Officers	FOR
Proposal 3	Non-binding advisory vote to ratify the appointment of the Company’s independent registered public accounting firm	FOR
Please read the accompanying Proxy Statement for additional information on the matters we are asking you to vote on. Stockholders will also transact any other business that is properly brought before the Meeting and at any adjournment or postponement of the Meeting. For any other business that is properly brought before the Meeting, the appointed proxies are authorized to vote pursuant to their discretion.
Your vote is important and we encourage you to vote as soon as possible even if you plan to participate in the virtual Meeting.

Internet	Type www.proxyvote.com in your internet browser and enter the control number on your Notice of Proxy Materials or proxy card.
Mobile Device	Scan the QR Code on your Notice of Proxy Materials or proxy card with your mobile device and enter the control number.
Telephone	Dial toll free (800) 690-6903 and follow the telephone prompts.
Mail	If you receive a paper copy of the proxy materials by mail, cast your ballot, sign and date your proxy card, and mail it in the enclosed envelope.
If you own shares through your bank, broker or other institution, you will receive separate instructions on how you can vote the shares you own in those accounts.
Thank you for your investment in Chesapeake Utilities Corporation.
Sincerely,
James F. Moriarty
Executive Vice President, General Counsel, Corporate Secretary and Chief Policy and Risk Officer
Important Notice Regarding the Availability of Proxy Materials. This Notice for the Virtual 2024 Annual Meeting of Stockholders to be held on May 8, 2024, the Proxy Statement (which includes instructions for attending our virtual Annual Meeting), and our 2023 Annual Report are available at www.chpk.com/proxymaterials.
500 Energy Lane, Dover, DE 19901 ▪ www.chpk.com ▪ (888) 742-5275

GLOSSARY OF TERMS

Terms, abbreviations and acronyms, as used in this Proxy Statement.
2015 Cash Plan:	The Company's Cash Bonus Incentive Plan as approved by our stockholders in May 2015
2021 Equity Incentive Award(s):	An equity incentive award granted by the Compensation Committee pursuant to the 2013 SICP for the 2021-2023 performance period
2022 Equity Incentive Award(s):	An equity incentive award granted by the Compensation Committee pursuant to the 2013 SICP for the 2022-2024 performance period
2023 Equity Incentive Award(s):	An equity incentive award granted by the Compensation Committee pursuant to the 2023 SICP for the 2023-2025 performance period
Baker Tilly:	Baker Tilly US, LLP, the Company's independent registered public accounting firm, or our external audit firm
Bylaws:	The Company's Amended and Restated Bylaws, as amended through May 3, 2023
Board:	The Company's Board of Directors
Cash Incentive Award:	A cash incentive award granted by the Compensation Committee pursuant to the 2015 Cash Plan
CAGR:	Compound Annual Growth Rate
Chesapeake Utilities or Company:	Chesapeake Utilities Corporation, its divisions and subsidiaries, as appropriate in the context of the disclosure
FW Cook:	Frederic W. Cook & Co., Inc., the Compensation Committee's independent compensation consultant
Delmarva Peninsula:	A peninsula on the east coast of the U.S. occupied by Delaware and portions of Maryland and Virginia
EPS:	Basic earnings per share (unless otherwise noted) as defined under Generally Accepted Accounting Principles (GAAP)
Exchange Act:	The Securities Exchange Act of 1934, as amended
Florida City Gas or FCG:	Pivotal Utility Holdings, Inc. d/b/a Florida City Gas, a wholly-owned subsidiary of Chesapeake Utilities that was acquired from Florida Power & Light Company on November 30, 2023
IRS:	Internal Revenue Service
Named Executive Officer or NEO:	An executive officer of the Company who is considered a "named executive officer" under Item 402(a)(3) of Regulation S-K
NQDC Plan:	Non-qualified Deferred Compensation Plan, a non-qualified, deferred compensation plan under which compensation may be deferred by eligible participants
NYSE:	New York Stock Exchange
PCAOB:	Public Company Accounting Oversight Board
Pension Plan:	A defined benefit pension plan sponsored by the Company which was terminated in 2021
Pension SERP:	An unfunded supplemental executive retirement pension plan sponsored by the Company
Retirement Savings Plan:	The Company's qualified 401(k) retirement savings plan
ROE:	Return on equity
SEC:	Securities and Exchange Commission
2013 SICP:	The Company's 2013 Stock and Incentive Compensation Plan as approved by our stockholders in May 2013 and amended by the Compensation Committee of the Board in January 2017
2023 SICP:	The Company's 2023 Stock and Incentive Compensation Plan as approved by our stockholders in May 2023
TSR:	Total shareholder return

1 - PROXY STATEMENT

Chesapeake Utilities Corporation (NYSE-traded: CPK) is providing stockholders with information on its 2024 Annual Meeting of Stockholders (the "Meeting"). The Notice of Virtual 2024 Annual Meeting of Stockholders, this Proxy Statement, and the Proxy Card are being furnished to our stockholders on or about March 26, 2024. We ask that you review each matter to be voted on at the Meeting and vote your shares using the methods described in this Proxy Statement. We encourage you to submit your vote prior to the Meeting using any one of the convenient methods provided in the Voting Information section of this Proxy Statement. The proxy materials describe each matter to be voted on by the stockholders, and information on the Company and its practices.
Voting Information
Meeting Attendance and Participation

Chesapeake Utilities Corporation's Virtual 2024 Annual Meeting of Stockholders (the "Meeting") will be held at 9:00 a.m. Eastern Time on Wednesday, May 8, 2024. The Meeting will be held in a virtual meeting format only. There will be no physical meeting location for stockholders to attend the Meeting. A virtual meeting format offers the same participation opportunities as those opportunities available to stockholders at in-person meetings. Stockholders will be able to listen, vote and submit questions. To participate in the Meeting, visit www.virtualshareholdermeeting.com/CPK2024 using your desktop or mobile device and enter your name and the control number included on your Notice of Internet Availability of Proxy Materials ("Notice of Proxy Materials") or proxy card. Once you login to www.virtualshareholdermeeting.com/CPK2024 and enter the control number included on your Notice of Proxy Materials or proxy card, you may submit questions until the adjournment of the Meeting. Only questions pertinent to matters related to the Meeting will be answered during the Meeting, subject to time constraints. Management will respond to any questions pertinent to matters related to the Meeting that cannot be answered during the Meeting due to time constraints either telephonically or by email communication after the Meeting. The virtual platform for the Meeting is supported across numerous browsers. If you need technical assistance with the meeting platform when logging into the Company's virtual Meeting or prior to adjournment of the Meeting, please call the dedicated technical support number provided at www.virtualshareholdermeeting.com/CPK2024. Representatives will be available beginning at 8:45 a.m. Eastern Time on Wednesday, May 8, 2024. A recording of the Meeting will not be available after the adjournment of the Meeting.
Who May Vote

Holders of the Company's common stock at the close of business on March 11, 2024, the record date established by the Board, are entitled to vote at the Meeting. As of the record date, there were 22,267,394 shares of our common stock outstanding. These shares of common stock are our only outstanding class of voting equity securities. Each share of common stock is entitled to one vote on each matter submitted to the stockholders for a vote. The Company's executive officers and directors, collectively, have the power to vote 1.66% of these shares.
Notice of Proxy Materials

In accordance with rules promulgated by the SEC, we are using the internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will receive a Notice of Proxy Materials, which will provide instructions for electronically accessing our Proxy Statement and 2023 Annual Report, as well as instructions for requesting a paper copy of these materials. The Notice of Proxy Materials also provides instructions for methods available to submit your vote on the proposals described in this proxy statement.
Proposals Requiring Your Vote

The proposals to be voted on at the Meeting are provided below, along with the required vote for each proposal to be adopted, and the effect of abstentions and broker non-votes on each proposal. The named executive officers and directors intend to vote their shares of common stock FOR each nominee in Proposal 1, and FOR each of Proposals 2 and 3. With regard to Proposal 1, if elected, directors are subject to the Company’s Bylaws, including the current age eligibility requirement.
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 1

Proposal	Description of Proposal	Board Recommendation	Vote Required for the Proposal to be Adopted	Effect of Abstentions	Effect of Broker Non-Votes
Proposal 1	Elect three Class I directors	FOR each nominee	Plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote	No effect	No effect
Proposal 2	Approve on an advisory non-binding basis the compensation of the Company's Named Executive Officers	FOR	Majority of the voting power of the stock present in person or represented by proxy at the Meeting and entitled to vote	Treated as votes against proposal	No effect
Proposal 3	Ratify the appointment of Baker Tilly as the Company’s independent registered public accounting firm	FOR	Majority of the voting power of the stock present in person or represented by proxy at the Meeting and entitled to vote	Treated as votes against proposal	No effect; Brokers have discretion to vote
The appointed proxies will vote pursuant to their discretion on any other matter that is properly brought before the Meeting and at any adjournment or postponement of the Meeting in accordance with our Bylaws. The Company is not aware of any other matter to be presented at the Meeting.
Voting Instructions

Stockholders of Record. If you are a registered stockholder and receive a Notice of Proxy Materials, you may vote by telephone or through the internet prior to or at the Meeting. You may not vote by marking the Notice of Proxy Materials and returning it. If you received a paper copy of the proxy materials by mail, you may also vote by completing and returning your proxy card. Your shares will be voted at the Meeting if your proxy card or other method of voting is properly submitted and not subsequently revoked. If your proxy card or other method of voting is incomplete or if you do not provide instructions with respect to any of the proposals, your shares will be voted in line with management's and the Board's recommendation for each Proposal and pursuant to the appointed proxy's discretion for any other business properly brought before the Meeting as permitted. If it is unclear as to how you intended to vote (e.g., multiple selections are made for one proposal), your proxy will be voted pursuant to the discretion of the appointed proxy as permitted.
Beneficial Ownership. If you held shares of our common stock through a bank, broker, trustee, nominee, or other institution (called “street name”) on March 11, 2024, you are entitled to vote on the matters described in this Proxy Statement. You will receive instructions through your bank, broker, trustee, nominee, or institution with regards to this Proxy Statement, any other solicitation materials, and voting. If you do not provide voting instructions to your bank, broker, trustee, nominee, or institution, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner. Broker non-votes are counted as present for purposes of determining whether there is a quorum, and the impact of broker non-votes on the approval of matters depends on the applicable voting standard. If you do not provide voting instructions, your institution will not be permitted to vote your shares on Proposal 1 - election of directors and Proposal 2 - non-binding advisory vote to approve the compensation of the Company's Named Executive Officers. If you do not provide voting instructions to your institution for Proposal 3 - non-binding advisory vote to ratify the appointment of our independent registered public accounting firm, which is considered a routine matter, your institution will be able to vote your shares in its discretion on such Proposal. If you hold shares in street name and plan to virtually attend the Meeting, you will need to receive a valid proxy from your broker institution if you intend to vote your shares at the Meeting.
Signing the Proxy - Stockholder Representatives or Joint Stockholders

If you are an authorized officer, partner or other agent voting shares on behalf of a corporation, limited liability company, partnership or other legal entity, you should sign in the entity name and indicate your name and title when the vote is submitted. If you are an agent, attorney, guardian or trustee voting on behalf of a registered stockholder, you should also indicate your title with your signature when the vote is submitted. If you own stock with multiple parties, each party should sign their individual name. If stock is registered in the name of a decedent and you are an executor, or an administrator, of the decedent’s estate, you should sign your name, indicate your title following your signature, and attach legal instruments showing your qualification and authority to act in this capacity.
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 2

Methods Available for Voting

Your vote is important and we encourage you to vote as soon as possible, even if you plan to virtually attend the Meeting. You may virtually attend the Meeting and electronically cast your vote before voting is declared closed at the Meeting, even if you submitted your vote using any of the methods below. Each of the following voting methods are available to transmit your vote as provided on the proxy card.

Internet	Type www.proxyvote.com in your internet browser and enter the control number on your Notice of Proxy Materials or proxy card.
Mobile Device	Scan the QR Code on your Notice of Proxy Materials or proxy card with your mobile device and enter the control number.
Telephone	Dial toll free (800) 690-6903 and follow the telephone prompts.
Mail	If you receive a paper copy of the proxy materials by mail, cast your ballot, sign and date your proxy card, and mail it in the enclosed envelope.
If you own shares through your bank, broker or other institution, you will receive instructions through your representative with regards to this Proxy Statement, any other solicitation materials, and voting the shares you own in those accounts. We will reimburse the institutions for reasonable expenses incurred in connection with their solicitation.
Director Tribute
Currently, the Company has 10 directors on its Board. In accordance with the Company’s Bylaws, which provide that no person shall be eligible to serve as a director of the Company after the annual meeting of stockholders following their seventy-fifth birthday, Thomas P. Hill, Jr. will not stand for re-election at the Company’s 2024 Annual Meeting of Stockholders. We would like to recognize Mr. Hill for his extraordinary service to the Company and its stockholders and extend our gratitude and appreciation for Mr. Hill's leadership, wisdom, sound judgment, and significant contributions.

Thomas P. Hill, Jr.
Director, Member of the Audit Committee, and Chair of the Investment Committee

Mr. Hill has served as a director of the Company for 18 years, including as a member of the Audit Committee since 2006 and as a member of the Investment Committee since 2016, including as its first non-executive Chair. Mr. Hill has extensive energy industry experience with generation, supply portfolios, and marketing and development. Mr. Hill's in-depth knowledge of utility finance and engineering principles and procedures, the regulatory environment, and utility operations has significantly contributed to the Company’s growth and success. As a result of the dedication and collective leadership of our accomplished Board and the active engagement of the many diverse and talented individuals across the enterprise, Chesapeake Utilities' capital expenditures totaled more than $3 billion over Mr. Hill's tenure, comprised of numerous and sizable capital investments and acquisitions.
Director Nominations and Eligibility
Director Nominations. Throughout the year, the Corporate Governance Committee evaluates board composition and board succession over the near and long-term, including practices benchmarked against our peer companies and broader indices such as the S&P 500 and the top 100 U.S. public companies. Potential board candidates are identified by association within the business, civic, and legal communities or by third-party business partners. Prior to nominating a candidate, the Committee considers a multitude of factors, including the size of the Board, average age of directors, retirement policies, tenures, biographical and other background information, diversity of directors' perspectives, attributes, experiences and skills that reflect the industry and communities we serve, community involvement, a candidate’s availability and commitment level, the Company's governing documents, and whether a candidate is independent under applicable rules and listing standards. For incumbent directors, the Committee considers feedback received during the Board evaluation process. For new candidates, the Committee considers the results of the candidate’s interview, which is conducted by the Chair of the Board, the Lead Director, Corporate Governance Committee Chair, and others as requested, where topics such as depth of experience, business acumen, technical expertise, commitments and cultural fit are discussed. When evaluating the nomination of a potential director, the Committee also considers certain traits which are consistent with the Company's Director Eligibility Guidelines, including:
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 3

•Be a leader in a field of expertise or demonstrate professional achievement through a position of significant responsibility;
•Promote equity, diversity and inclusion that represents and reflects the diverse communities we serve;
•Be open to different backgrounds, experiences and perspectives that enable the Board as a whole to evaluate and understand an ever-evolving business landscape;
•Exercise sound business judgment;
•Possess integrity and high ethics and adhere to and comply with the Company's Business Code of Ethics and Conduct;
•Listen and work in a collegial manner so that every voice is heard;
•Have a reputation that is consistent with our image and reputation;
•Avoid any conflict of interest that would impair the ability to represent the interests of our stockholders; and
•Be diverse in skills, knowledge and experience that enhance the Board's core competencies, enable differing points of view, further maximizes long-term stockholder value, and benefit the Company's stockholders, employees, customers and the communities we serve.
Following this process, and if appropriate, the Committee recommends to the Board the nomination of the candidate for election as a director. At each annual meeting, our stockholders vote to elect all director nominees for the applicable class. In the case of a director nominee appointed to fill a vacancy, the nominee will stand for election at our next annual meeting of stockholders, regardless of class. Once elected, a new director participates in our director orientation program which may be held virtually or at one of our facilities. The program familiarizes the director with various aspects of the Company, including our strategy, business structure, risk profile, financial performance and competitive landscape.
Stockholders may also nominate candidates for consideration by the Committee if they satisfy all of the requirements in our Bylaws, Corporate Governance Committee Charter, and Director Eligibility Guidelines. Stockholder submissions to nominate a candidate for election as a director must be sent in writing to our Corporate Secretary and received at the Company’s principal office (i) in the case of an annual meeting of stockholders, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting of stockholders; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by stockholders to be timely must be so received no earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the later of (x) the close of business on the 90th day prior to the date of such meeting and (y) the close of business on the 10th day following the date on which public announcement of the annual meeting is first made by the Company; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the date on which public announcement of the date of the special meeting at which directors are elected is first made by the Company.
Board Composition
The diversity of our directors, including the nominees for re-election, contributes to the Company’s success and supports our continued growth, leading financial performance, and focus on long-term shareholder value. We believe our culture of equity, diversity and inclusion has contributed to our continued success over the long-term as evidenced by an average annualized shareholder return for the past 5, 10 and 20-year periods ended December 31, 2023 that ranged from approximately 7% to 13%. Additional information on the diverse backgrounds, expertise, skills and experiences represented on the Board as of March 11, 2024, the Company's record date, is provided below.

Summary Highlights as of March 11, 2024
100% INDEPENDENCE among the non-management directors serving on the Board.
56% BOARD DIVERSITY among the non-management independent directors, representing female and/or racial and ethnic diversity.
GENDER AND/OR ETHNIC DIVERSITY represented on all Board committees.
BOARD APPROVED GUIDELINES set the tone at the top for the promotion of equity, diversity and inclusion.
DIRECTOR TENURE RANGES FROM 1 TO 22 YEARS, blending tenured experience and diversity, with four new directors added in the last four years.
ESTABLISHED BOARD EVALUATION PROCESS and mandatory retirement age policy of 75.

Director Nominees and Continuing Directors Comprise Between 40% to 100% of the Following Knowledge, Skills and Experience:

•Energy Industry	•Equity, Diversity and Inclusion
•Renewables, Renewable Natural Gas, Hydrogen, and Alternative Energy	•Sustainability & Community Stewardship and Relationships
•Human Capital Management/Organizational Development	•Treasury, Capital Markets and Economic Environment
•Strategic Planning/Development	•Accounting and Finance
•Legal/Regulatory/Government Affairs	•Mergers and Acquisitions
•Risk Management	•Technology and Cybersecurity
•Succession Planning	•Marketing and Communications
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 4

Represents Certain Diversity of Experience on the Board as of March 11, 2024

2 - PROPOSALS

Proposal	ELECTION OF DIRECTORS
1	The Board recommends a vote FOR each of the director nominees - Lisa G. Bisaccia, Stephanie N. Gary, and Dennis S. Hudson, III.
Board Composition and Voting

General Information. As of the date of this Proxy Statement, the entire Board consists of ten directors. Directors are elected to serve three-year terms by a plurality of the votes cast by the holders of the shares present at the Meeting or represented by proxy and entitled to vote at the Meeting. Our director resignation policy in our Corporate Governance Guidelines applies when a director nominee receives more “withhold” votes than “for” votes in an uncontested director election at a stockholder meeting. Pursuant to the Company's Bylaws, a director appointed to fill a vacancy on the Board will hold office until the next annual meeting of stockholders, at which such director will be nominated for election.
Voting for Director Nominees. Each share of our common stock is entitled to one vote. You may authorize a proxy to vote your shares on the election of directors. A proxy that withholds authority to vote for a particular nominee will count neither for nor against the nominee.
Nominees for Election

Director Nomination Process. The Corporate Governance Committee considers each director candidate in the context of the full Board and seeks to nominate individuals with diverse backgrounds, perspectives, experiences and professional skills that reflect the industry and communities in which the Company operates and who demonstrate integrity, judgment, leadership and decisiveness in their business dealings. The Corporate Governance Committee evaluates, among other things, the ability and potential of each candidate for nomination to contribute to the Company’s success and to support our continued growth, leading financial performance, and focus on long-term shareholder value. Directors should be able to commit the requisite time for preparation and attendance at Board and Committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance. Additional information on the Corporate Governance Committee’s criteria and evaluation of potential director nominations is provided in the Director Nominations and Eligibility section of this Proxy Statement.
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 5

Director Nominees. The Board currently consists of ten directors divided into three classes. In accordance with the Company's Bylaws, which provide that no person shall be eligible to serve as a director of the Company after the annual meeting of stockholders following his or her seventy-fifth birthday, Thomas P. Hill, Jr. will not stand for re-election at the Company's 2024 Annual Meeting of Stockholders. Accordingly, on February 20, 2024, the Board confirmed the size of the Board at nine directors to be effective as of the conclusion of the 2024 Annual Meeting of Stockholders. In order to balance the number of directors in each class, the Board has requested that Ms. Gary, who is currently a Class II director, agree to stand for election as a Class I director at the Annual Meeting. Ms. Gary has so agreed, and Ms. Gary will stand for election as a Class I director along with Ms. Bisaccia and Mr. Hudson. If Ms. Gary is elected as a Class I director at the Annual Meeting, Ms. Gary will cease being a Class II director at the time Ms. Gary becomes a Class I director. If Ms. Gary is not elected as a Class I director at the Annual Meeting, Ms. Gary will continue to serve as a Class II director through the remainder of Ms. Gary's term, which expires in 2025, and until Ms. Gary's successor is elected and qualified. Upon the Corporate Governance Committee’s recommendation, the Board nominated the following three incumbent directors: Lisa G. Bisaccia, Stephanie N. Gary, and Dennis S. Hudson, III to serve as Class I directors until the 2027 Annual Meeting of Stockholders and until their successors are elected and qualified. If elected, directors are subject to the Company’s Bylaws, including the current age eligibility requirement. If prior to the election any of the nominees becomes unable or unwilling to serve as a director of the Company, all proxies will be voted for any substitute nominee recommended by the Corporate Governance Committee and designated by the Board. The Company’s Bylaws provide the framework for director nominations and director eligibility for election or re-election as a director of the Company.
Director Family Relationships. There are no family relationships among any of our directors, nominees for directors, or executive officers.
Director Biographies, Key Attributes, Experience and Skills. Descriptions of the director nominees and continuing directors' principal occupation and employment, principal business, affiliations, and other business experience during the past five years are provided below.

DIRECTOR NOMINEES - CLASS I - TERMS EXPIRE IN 2027

LISA G. BISACCIA
Ms. Bisaccia retired in 2021 as Executive Vice President and Chief Human Resources Officer of CVS Health. At CVS Health, Ms. Bisaccia focused on employee engagement, organizational culture, talent management and leadership development, integration of large-scale acquisitions, diversity and inclusion, and corporate social responsibility and philanthropy. Ms. Bisaccia is the Chair of the Board of Trustees of Trinity College and serves as a member of its Evaluation & Success Committee, serves on the National Board of Governors for the Boys and Girls Clubs of America and as Chair of its HR and Compensation Committee, and volunteers at the Care New England Health Care System as a member of the Quality Committee of Women and Infants Hospital. Ms. Bisaccia formerly served as a Director of Aramark Corporation and a member of its Nominating and Corporate Governance Committee and Compensation and Human Resources Committee. Ms. Bisaccia previously served as National Chair for Go Red for Women, on the Board of Directors of the Human Resources Policy Association and the American Health Policy Institute, and as Vice Chair of the Center for Executive Compensation. Ms. Bisaccia was recognized in Women in Leadership 2023 published by The Forum of Executive Women and previously in the Worldwide Top 100 Chief Human Resources Officer list published by TopCHRO.

Director since 2021 Independent Director Age 67 Compensation Committee Chair

Key Attributes and Skills:
•Extensive expertise in compensation, benefits, and human capital management practices
•Leader in organizational diversity and inclusion and corporate social responsibility and philanthropy
•Strategic and operations leadership in a regulated industry

CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 6

STEPHANIE N. GARY
Ms. Gary was appointed Chief Financial Officer in 2022 and continues to serve as Vice President of Finance at TidalHealth (June 2021-present), a Maryland-based health system of hospitals and specialty offices. Ms. Gary leads the finance functions at TidalHealth, including accounting and financial reporting, strategic financial planning and analysis, budgeting, forecasting and decision support. Prior to TidalHealth, Ms. Gary held management positions at Methodist Health System (2016-2021) and The University of Texas Southwestern Medical Center (2012-2016), where Ms. Gary managed operating and capital budgets, strategic planning, and the finance and business operations. Ms. Gary is a Certified Public Accountant and Fellow of The American College of Healthcare Executives. Ms. Gary currently serves on the advisory board for the University of Maryland Eastern Shore and formerly served on the Board of Duncanville and Cedar Hill Chambers of Commerce in Texas. Ms. Gary also previously served as Treasurer of a non-profit organization that provides community programs and services to residents in the Dallas County area. Ms. Gary was recognized in Women in Leadership 2023 published by The Forum of Executive Women.

Director since 2022 Independent Director Age 47 Audit Committee Member and Financial Expert

Key Attributes and Skills:
•Extensive oversight of the finance functions, including strategic financial planning and analysis, forecasting and decision support
•In-depth knowledge of markets throughout the Delmarva Peninsula
•Financial expertise, leadership and oversight in a regulated industry

DENNIS S. HUDSON, III
Mr. Hudson served as the Executive Chairman of the Board of Seacoast Banking Corporation of Florida (“Seacoast”) and Seacoast National Bank (“Seacoast Bank”) from January 2021 until February 2022. Mr. Hudson served as Chairman of the Board of Seacoast (2005-2020) and continues to serve as a member of the Board (since 1984). Mr. Hudson served as Chief Executive Officer of Seacoast (1998-2020) and Seacoast Bank (1992-2020), was the President and Chief Operating Officer of these entities, and held various other managerial positions. Mr. Hudson served as a Director and member of the Audit Committee of Florida Public Utilities Company prior to its acquisition by Chesapeake Utilities. Mr. Hudson serves on the Boards of Visiting Nurses Association of Florida, and the Community Foundation of Palm Beach and Martin Counties where Mr. Hudson also serves as Treasurer. Mr. Hudson is a general partner of Sherwood Partners, Ltd., a family partnership. Mr. Hudson previously served as an independent Trustee, member of the Audit Committee, and Chair of the Nominating Committee of Penn Capital Funds, a member of the Boards of Martin Health System, Helping People Succeed, and United Way of Martin County, Chair of the Economic Council of Martin County, and a member of the Miami Board of Directors of the Federal Reserve Bank of Atlanta.

Director since 2009 Independent Director Age 68 Corporate Governance Committee Chair Audit Committee Member and Financial Expert
Key Attributes and Skills: •Extensive public company, leadership, and banking experience •In-depth knowledge of the Florida markets •Financial and Audit Committee expertise

CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 7

CONTINUING DIRECTORS - CLASS II - TERMS EXPIRE IN 2025

JEFFRY M. HOUSEHOLDER
Mr. Householder was appointed as President and Chief Executive Officer of Chesapeake Utilities Corporation effective January 1, 2019, and as Chair of the Board effective May 3, 2023. Mr. Householder previously served as President of Florida Public Utilities Company from 2010-2018. In 2023, under Mr. Householder’s leadership, Chesapeake Utilities Corporation successfully completed the acquisition of Florida City Gas, the largest acquisition in the Company’s history, including more than doubling our customer base and natural gas infrastructure in the State of Florida. Mr. Householder has more than 40 years of experience in the energy industry and has served in leadership positions with TECO Energy Peoples Gas, West Florida Gas Company, Florida City Gas, and Tallahassee Utilities. Mr. Householder is a member and also serves on the Boards of the American Gas Association, the Edison Electric Institute, and the Southern Gas Association. Mr. Householder is a member of the Delaware Business Roundtable and serves on its Executive Committee, which focuses on the business and economic climate of Delaware.

Director since 2019 Chair of the Board, President and CEO, Chesapeake Utilities Corporation Age 66

Key Attributes and Skills:
•Extensive natural gas industry and regulatory experience
•Proven leadership capabilities and strategic foresight
•Knowledge and insight of the business and economic climates in our service territories

LILA A. JABER
Ms. Jaber is Owner and President of Jaber Group Inc. where Ms. Jaber focuses and consults on business, regulatory, and economic development issues. Ms. Jaber is a managing member of Maclay Investments, L.L.C. With 30 years of expertise, Ms. Jaber retired in 2019 from Gunster Yoakley & Stewart as Regional Managing Shareholder and leader of a statewide regulatory and legislative government affairs practice. Ms. Jaber served two terms as both Commissioner and Chair of the Florida Public Service Commission (1995-2005) overseeing the state’s economic regulatory policy and procedures for the energy, natural gas, water, and telecommunications industries. Ms. Jaber is the architect of Florida’s Women in Energy Leadership Forum and The Leadership Academy for Women in Energy and Water. Since 2020, Ms. Jaber has served on the Board of Corix Group of Companies, a privately held corporation, and serves as a member of its HR Committee. Ms. Jaber was recognized in Women in Leadership 2023 published by The Forum of Executive Women, and in 2023 by the Florida Trend as one of Florida’s Most Influential Leaders (Energy). Ms. Jaber serves as a trustee of Stetson University and Chair of its Committee on Trusteeship. Ms. Jaber previously served as Chair of General Counsel of Leadership Florida, an Advisory Board member and Vice-Chair of Florida Civic Advance, Vice-Chair and founding member of the Big Bend Minority Chamber of Commerce, and inaugural chair of the City of Tallahassee’s Independent Ethics Board.

Director since 2020 Independent Director Age 57 Corporate Governance Committee Member Investment Committee Member

Key Attributes and Skills:
•Extensive experience in strategy, ethics, and government affairs, with active and recognized support of diversity and inclusion, including as founder of Florida's Women in Energy Leadership Forum
•In-depth knowledge of the Florida markets
•In-depth knowledge of the energy industry and regulatory policy, including recognition as one of Florida Trend's 500 Influential Leaders in Florida (Energy)

CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 8

PAUL L. MADDOCK, JR.
Mr. Maddock is the Chief Executive Officer and Manager of Palamad, LLC, a real estate holding company located in Palm Beach, Broward, and Dade counties. Mr. Maddock is a member of the Board, Corporate Governance, and Executive Committees of W.C. & A.N. Miller Company, a real estate company in Washington, D.C. Mr. Maddock served as a Director and member of the Audit, Compensation and Executive Committees of Florida Public Utilities Company prior to its acquisition by Chesapeake Utilities. Mr. Maddock previously served as Director, Audit Committee Chair, and Executive Committee member of Lydian Bank and Trust, as well as a member of the Boards of PRB Energy, Inc., Wachovia Bank of Florida, 1st United Bank and Trust, and Island National Bank and Trust. Mr. Maddock is the President of THRIFT, Inc., a Palm Beach charitable organization, Member and Director of The Everglades Club, and Director of The Brown University Sports Foundation. Mr. Maddock is a former Director of the Good Samaritan Hospital.

Director since 2009 Independent Director Age 74 Compensation Committee Member Corporate Governance Committee Member

Key Attributes and Skills:
•Extensive public company board and utility experience, including bank board experience
•Expertise in a broad range of real estate matters
•In-depth knowledge of the Florida markets

CONTINUING DIRECTORS - CLASS III - TERMS EXPIRE IN 2026

THOMAS J. BRESNAN
Mr. Bresnan was appointed as the independent Lead Director of the Board of Chesapeake Utilities Corporation effective May 3, 2023. Mr. Bresnan, an entrepreneur and former public company executive, retired in 2023 as Chief Executive Officer and President of Denver Accounting Services, which Mr. Bresnan owned since 2014. Mr. Bresnan also owned Bresnan Enterprises, Inc. prior to its dissolution in 2023 and served as President of the Career School of the Rockies from 2012 to 2020. Mr. Bresnan served as President of Global LT, a language and cross-cultural training company, from 2017 until 2019 and has served as a member of its Board since 2014. From 2008-2012, Mr. Bresnan served as a majority stockholder, President and Chief Executive Officer of Schneider Sales Management, LLC. Mr. Bresnan previously served as a member of the Board, and President and Chief Executive Officer of New Horizons Worldwide, Inc., a publicly traded information technology training company. Mr. Bresnan also served as President of Capitol American Life Insurance, Chief Financial Officer at Capitol American Finance, and held positions at Arthur Andersen & Co.

Director since 2001 Independent Lead Director Age 71 Audit Committee Chair and Financial Expert Investment Committee Member

Key Attributes and Skills:
•Extensive public company, leadership, technology, sales and marketing experience
•In-depth experience in acquisitions and the post integration process
•Financial, Accounting and Audit Committee expertise

CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 9

RONALD G. FORSYTHE, JR.
Dr. Forsythe has served as Chief Executive Officer of Qlarant Corporation, and its predecessor company Quality Health Strategies Corporation, since 2015. Dr. Forsythe served as President of Quality Health Strategies (2015-2018) and as its Chief Operating Officer (2012-2015). Dr. Forsythe previously served as Chief Information Officer and Vice President of Technology and Commercialization at the University of Maryland Eastern Shore, and as an IT consultant for a large water and wastewater utility. Dr. Forsythe formerly served as a member of the Regional Advisory Board of a predecessor company of Truist Financial, Board of the Peninsula Regional Medical Center Foundation, and on the Higher Education Advisory Boards for Sprint Corporation and Gateway Computers. Dr. Forsythe also previously served as a member of Quality Health Foundation and Horizons® at the Salisbury School. Dr. Forsythe is a NACD Board Leadership Fellow and was formerly recognized by Savoy Magazine as one of the Most Influential Black Corporate Directors.

Director since 2014 Independent Director Age 55 Audit Committee Member and Financial Expert Compensation Committee Member

Key Attributes and Skills:
•Extensive experience in leadership, technology including cybersecurity, organizational positioning, and energy
•In-depth knowledge of markets throughout the Delmarva Peninsula
•Financial and Audit Committee expertise

SHEREE M. PETRONE
Ms. Petrone served as Executive Vice President and head of the retail electricity business of Dynegy Inc., a major national power company, until her retirement in 2018. Prior to Dynegy, Ms. Petrone served as vice president of commercial and retail divisions at Exelon and in financial roles at PECO, an Exelon company. Ms. Petrone also previously served in management positions at Trigen Energy and Westinghouse. Ms. Petrone currently serves as President of Atwater Advisory where Ms. Petrone focuses on strategic growth strategies and value creation. Ms. Petrone has deep experience across the entire value chain, including management, business development and customer service in competitive power generation markets and regulated transmission and distribution businesses. Ms. Petrone is an executive mentor at the University of Delaware’s Alfred Lerner College of Business & Economics. Ms. Petrone serves as a Trustee of Magee Rehabilitation Hospital Foundation and past Chair of its Strategic Planning Committee. Ms. Petrone is a member of The Forum of Executive Women and was recognized in its Women in Leadership 2023 publication. Ms. Petrone is also a member of the Women’s Council on Energy and the Environment in Washington, D.C., and Alliance Française de Philadelphie where Ms. Petrone also serves as Treasurer.

Director since 2022 Independent Director Age 67 Compensation Committee Member Investment Committee Member

Key Attributes and Skills:
•Strategic and operations leadership with extensive experience in the energy industry, from power generation to the customer experience
•Expertise in finance, customer service, and business development integration
•In-depth knowledge of the Pennsylvania energy markets

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Proposal	NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS
2	The Board recommends that stockholders vote FOR the approval of the compensation of the Company's NEOs.
Say-on-Pay

General Information. Although the Compensation Committee is directly responsible for the oversight and administration of our executive compensation program, we are providing you with the means to express your view on this matter. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Compensation Committee or the Board. As an advisory vote, this proposal is non-binding. However, the Board values the opinions that our stockholders express in their votes and may consider the outcome of the vote when making future executive compensation decisions.
The advisory resolution, commonly known as a "say-on-pay" proposal, provides you the opportunity to express your views on our executive compensation program for the Company's NEOs. The resolution is required by Section 14A of the Exchange Act. We ask you to vote FOR the following resolution: "RESOLVED, that the stockholders of Chesapeake Utilities Corporation approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement for the 2024 Annual Meeting of Stockholders."
Voting for the Approval of the Compensation of the Company's NEOs. Proposal 2 will be deemed to be approved, on an advisory basis, if a majority of the Company's outstanding common stock present at the Meeting or represented by proxy and entitled to vote affirmatively votes in favor of this proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of the advisory vote.
Compensation Committee Role

General Information. The Compensation Committee is responsible for the oversight and administration of the Company's executive compensation program. The Committee designs, recommends to the Board for adoption, and administers the policies and practices related to executive compensation. We promote a pay-for-performance culture by designing an executive compensation program that includes base salary, as well as short and long-term performance-based incentive awards. Our Compensation Committee considers the alignment of total compensation with our business objectives, thereby focusing on stockholder value. The Committee, to the extent that it deems appropriate (and, in the case of any of the Company's employee benefit plans, to the extent permitted by the plan), may delegate the day-to-day administration of matters under its authority to employees, or a subcommittee, of the Company and its subsidiaries, subject in all cases to the Committee's oversight.
Independence of Committee Members. On February 20, 2024, the Board determined that none of the Compensation Committee members had any material relationship with the Company in accordance with the NYSE Listing Standards and the Company's Corporate Governance Guidelines. Thus, each member of the Compensation Committee is independent and, other than in their capacity as a director and member of the Compensation Committee and other Board committees, has no other relationship or arrangement with the Company or any of the NEOs. Each member of the Compensation Committee also meets the definition of a "Non-Employee Director" under Rule 16b-3 promulgated by the SEC under the Exchange Act.
Philosophy and Design of Executive Compensation Program. In the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement, we provide additional narrative and information regarding our current executive compensation program, including our philosophy, the design of our program, and the mix of compensation that the Compensation Committee believes aligns the financial interests of the executive officers with the interests of our stockholders. The Committee annually reviews and approves the executive compensation program and considers several elements, including, but not limited to: (i) the effectiveness of the program in attracting and retaining highly qualified individuals that have a solid foundation and comprehensive perspective of the Company, its operations and competitive environment; (ii) the complex nature of our operations as a diversified energy delivery company; and (iii) the long-term focus on our strategic planning process. The Committee promotes a pay-for-performance culture by including short-term cash and long-term equity incentive awards based on achievement of pre-established performance criteria set by the Committee. This puts a substantial portion of an executive's total direct compensation at-risk with the long-term equity incentive award comprising the largest component.
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The Compensation Committee works directly with FW Cook, its independent compensation consultant, in designing the executive compensation program. FW Cook provides the Committee with market analyses that compare the Company's executive compensation against market information for companies in our peer group and a published survey source. The analyses assess the competitiveness of total compensation for the Company's NEOs. The independent compensation consultant’s report concluded that for the 2023 executive compensation program: (i) target total direct compensation for the NEOs was, in aggregate, within a competitive range of the market median for the survey data; and (ii) the executive compensation program promotes a culture of pay-for-performance as a majority of compensation is at risk.
Compensation Committee Practices and Business Performance. Our executive compensation program is designed to provide fair, reasonable and competitive compensation that also aligns total compensation to our business objectives, performance and creation of stockholder value. This is evidenced by 63 years of consecutive annual dividends, our strong earnings growth, and an average annualized shareholder return that ranged from approximately 7% to 13% for the past 5, 10 and 20-year periods ended December 31, 2023. Our executive compensation practices include, but are not limited to:
•The Compensation Committee is comprised of independent directors who retain discretion over the administration of our executive compensation program and discretion in determining the achievement of performance;
•Each incentive award features a cap on the maximum amount that can be earned for any performance period;
•Dividends on equity incentive awards that vest based on the achievement of performance goals accrue as dividend equivalents during the performance period and are paid only on the actual shares earned, if any:
•Stock ownership requirements are in place for named executive officers;
•A compensation recovery policy that complies with the Dodd-Frank Wall Street Reform and Consumer Protection Act and related NYSE rules which requires the repayment by a NEO if an incentive award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations, or other administrative error); and
•NEOs participate in the same benefits that are available to other employees of the Company. A Company vehicle is available for personal use but is treated as compensation to the executive.

Proposal	NON-BINDING ADVISORY VOTE TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
3	The Board recommends a vote FOR the ratification of the appointment of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for 2024.
Appointment of External Audit Firm

The Audit Committee is solely responsible for the appointment, oversight, retention, and termination of the work of the Company's independent registered public accounting firm (also referred to in this Proxy Statement as “external audit firm”), including the approval of all engagement fees, terms, and the annual audit plan. On February 19, 2024, the Audit Committee approved the reappointment of Baker Tilly to serve as our external audit firm for 2024. Baker Tilly (independently or through a legacy firm) has served as the Company’s external audit firm since 2007. In determining whether to reappoint Baker Tilly as the Company’s external audit firm, the Audit Committee took into consideration several factors, including an assessment of the professional qualifications and past performance of the Lead Audit Partner and the audit team, the quality and level of transparency of the Audit Committee’s relationship and communications with Baker Tilly, and the length of time the firm has been engaged. The Audit Committee considered, among other things, Baker Tilly’s energy experience and the knowledge and skills of Baker Tilly’s auditing experts that would be providing services to the Company.
Evaluation of External Audit Firm

The Audit Committee previously established criteria and procedures used to evaluate the quality of the audit services. The evaluation focuses on the qualifications and performance of Baker Tilly; the quality and candor of the external audit firm’s communications with the Audit Committee and Company management; and the external audit firm’s independence and objectivity. In 2023, each member of the Audit Committee, as well as certain members of management and the Company's internal audit team, completed an evaluation of
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the quality of the audit services rendered in 2022. The questions were specifically developed for each respondent given the individual's relationship with the external audit firm. The Audit Committee analyzed the results of the assessment, which provided the Audit Committee with additional insight into the effectiveness and objectivity of the Company's external audit firm. The Chair of the Audit Committee and the Chief Financial Officer communicated the results of the evaluation process to Baker Tilly’s Lead Audit Partner. We will undertake the same process in 2024 for audit services performed in 2023.
The Audit Committee takes additional measures to ensure the audit team is independent and has the experience to facilitate an audit of the highest quality. These measures include, but are not limited to: (i) independently meeting with the external audit firm to discuss communications and other appropriate matters, (ii) pre-approving the audit and non-audit services performed by the external audit firm in order to assure that they do not impair the auditor’s independence, (iii) overseeing the process for the rotation or transition of the Lead Audit Partner to ensure the Lead Audit Partner has the knowledge, experience and quality to sustain the integrity of the Company’s audits and the requisite knowledge of the Company’s business and expected areas of future growth, and (iv) periodically overseeing the process to solicit proposals from external audit firms to review, among other things, the experience, qualifications, technical abilities, and competitiveness of the audit fees prior to appointment of the external audit firm.
Non-Binding Advisory Vote to Ratify the External Audit Firm

The Audit Committee is directly responsible for selecting and retaining the external audit firm. However, we are providing you with the means to express your view on this matter. While this vote is not binding, in the event that stockholders fail to ratify the appointment of Baker Tilly, the Audit Committee will take the vote into consideration in its evaluation of the external audit firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different external audit firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
Proposal 3 will be deemed to be approved, on an advisory basis, if a majority of the shares present at the Meeting or represented by proxy and entitled to vote affirmatively votes in favor of this proposal. Abstentions will have the same effect as a vote against this proposal. Brokers will have discretion to vote on this proposal.
A representative from Baker Tilly will be available at the Meeting to respond to appropriate questions. A formal statement will not be made.
3 - AUDIT RELATED MATTERS

Audit Committee Report
To the Stockholders of Chesapeake Utilities Corporation:
The primary functions of the Audit Committee include assisting the Board of Directors in fulfilling its fiduciary responsibilities by providing informed, diligent, and effective oversight of:
•The Company’s accounting policies, procedures and controls;
•The performance of the internal audit function;
•The appointment, retention, termination, compensation and oversight (including the assessment of the qualifications and independence) of the independent auditors;
•The quality and integrity of the Company’s consolidated financial statements and related reports;
•The Company's risk management processes, including oversight of cybersecurity risk; and
•The Company’s compliance with legal and regulatory requirements.
The Committee acts under a charter, which is reviewed at least annually and can be found on the Company’s website. All of our members are independent directors and determined to be “financial experts.” As a Committee, we assess our performance at least annually with a goal of continually finding ways to enhance our oversight performance.
This Audit Committee Report is being submitted in conjunction with the Company’s audited financial statements for the year ended December 31, 2023. In conjunction with our oversight responsibilities, prior to the issuance of the Company’s unaudited quarterly financial statements and annual audited financial statements, the Committee reviewed and discussed the earnings press releases,
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 13

consolidated financial statements and required footnotes, and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) with the Company’s management, internal auditors, and independent registered public accounting firm, Baker Tilly US, LLP (“Baker Tilly”). The Committee also reviewed the Company’s policies and practices with respect to financial risk assessment, as well as conferred with Baker Tilly on the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and the Securities and Exchange Commission (the "SEC").
The Committee discussed with Baker Tilly the overall scope and plan for its audit and approved the terms of its engagement letter. The Committee also reviewed and approved certain audit services performed by Baker Tilly in conjunction with the acquisition of Florida City Gas. The Committee also reviewed the Company's internal audit plan. The Committee met with Baker Tilly and with the Company's internal auditor, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluation of the Company’s internal controls and the overall quality and integrity of the Company’s financial reporting. The Committee also met regularly with management to discuss accounting, auditing, internal control, financial reporting, earnings and risk management processes and matters, including cybersecurity. The Committee has received the written disclosures and the letter from Baker Tilly required by applicable requirements of the PCAOB regarding Baker Tilly’s communications with the Committee concerning independence, and has discussed with Baker Tilly its independence. The Committee and Baker Tilly engaged in annual discussions regarding the definition of a Critical Accounting Matter ("CAM"). These discussions included the nature of potential CAMs for the Company, Baker Tilly’s basis for the determination of the CAM included in their audit report and how the CAM will be described therein. For both 2022 and 2023, the discussion of the CAM in Baker Tilly’s report captures and is consistent with our dialogue regarding these matters.
Based on the Committee’s review and the discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
The Audit Committee has appointed Baker Tilly to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024. In determining whether to appoint Baker Tilly, the Audit Committee took into consideration various factors, including the historical and recent performance of Baker Tilly on the audit; the professional qualifications of the firm and the Lead Audit Partner; the quality of ongoing discussions with Baker Tilly; the results of internal surveys of Baker Tilly’s service, quality and efficiency; the appropriateness of fees; external data on audit quality and performance; and evidence supporting the firm’s independence, objectivity and professional skepticism. Although the Audit Committee has sole authority to appoint the independent registered public accounting firm, the Committee has recommended that the Board seek stockholder ratification of the appointment at the Annual Meeting.
The information in this Audit Committee Report shall not be considered to be “soliciting material” or be “filed” with the SEC, nor shall this information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference. This Audit Committee Report is provided by the following independent directors, who comprise the Audit Committee:
THE AUDIT COMMITTEE

Thomas J. Bresnan, Chair	Ronald G. Forsythe, Jr.	Stephanie N. Gary	Thomas P. Hill, Jr.	Dennis S. Hudson, III
Fees and Services of the Company's Independent Auditors
The following provides information on fees for professional services rendered by Baker Tilly for the two years ended December 31, 2023 and 2022.
Audit Fees

The aggregate fees that Baker Tilly billed to the Company and its subsidiaries in 2023 and 2022 totaled $1,489,202 and $909,017, respectively. Fees for professional services rendered included fees associated with matters in connection with the audits of the
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 14

financial statements included in our Annual Reports on Form 10-K including the impacts of recently completed acquisitions; the reviews of the financial statements included in our Quarterly Reports on Form 10-Q; the audits of certain of our subsidiaries or operations typically performed for statutory and regulatory filings or engagements; the audits of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002; services related to the Florida City Gas acquisition; and the issuance of their consents associated with our registration statements filed with the SEC during 2023.
Audit-Related Fees, Tax and Other Fees

The aggregate fees billed for audit-related services were $51,765 and $51,765 for 2023 and 2022, respectively. During 2023 and 2022, Baker Tilly performed annual audits on our benefit plans for the plan years ended December 31, 2022 and 2021, respectively. The Company did not engage Baker Tilly to provide any tax services or any services other than those described above.
Audit and Non-Audit Services Pre-Approval Policies and Procedures

The Audit Committee pre-approves the audit and non-audit services performed by the Company's external audit firm in order to assure that they do not impair the external audit firm’s independence. The Audit Committee may also pre-approve tax services provided by the external audit firm, if any. In November 2023, the Audit Committee reviewed its Audit and Non-Audit Services Pre-Approval Policy and made no changes. Under this policy, the Audit Committee may pre-approve specific services in advance or may pre-approve one or more categories of audit and non-audit services. For all proposed services, the Audit Committee will, among other things, consider whether the external audit firm is the best positioned to provide the proposed services most effectively and efficiently based on its familiarity with our industry, business, people, culture, accounting systems, risk profile and other factors, and whether the services are likely to enhance our ability to manage risk or improve audit quality. The Audit Committee may establish ceilings on the level of fees and costs of generally pre-approved services that may be performed.
The Audit Committee has delegated to the Chair of the Audit Committee (who may delegate authority to any other member of the Audit Committee) authority to pre-approve up to $40,000 in audit and non-audit services, which authority may be exercised when the Audit Committee is not in session. At least annually, the external audit firm is required to report to the Audit Committee on the specific services provided and the amounts that have been paid to the external audit firm. The Chief Financial Officer is required to report to the Audit Committee on the specific services provided and the amounts paid by the Company. The Company's internal audit team is responsible for monitoring and reporting on the performance of all services provided by the external audit firm and to determine whether these services comply with the Audit Committee’s policy. In 2023 and 2022, the Audit Committee approved all audit and non-audit services provided to the Company by Baker Tilly.
4 - BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors
Board Oversight. The Board is elected by the Company's stockholders to oversee the direction and strategy of the business and to ensure that the Company continues to operate in the best interests of all stakeholders. As fiduciaries, Board members are committed to overseeing the sustainability of the Company, its safety and operational compliance practices, and the promotion of equity, diversity and inclusion that reflects the diverse communities we serve. The Board and its Committees monitor corporate performance, the integrity of financial controls, and the effectiveness of our compliance and enterprise risk management programs, including cybersecurity. The Board also oversees plans for the succession of key executives and is integrally involved in the strategic planning and capital budget processes, as well as establishing key financial and operational metrics. This year-round oversight process is facilitated through the diversity of our Board's broad range of personal and professional skills, experiences, backgrounds, perspectives, and expertise in cybersecurity, risk mitigation, leadership, corporate governance, board service, energy, economics, finance, public affairs, academia, and entrepreneurism. Several current Board members have served as chief executive officers or in other C-suite roles at various organizations and bring skillful business acumen to the boardroom. Collectively, the incumbent Board has a vast amount of diverse experience and established personal and professional relationships in the communities we serve. Directors may not serve on more than two other public company boards in accordance with our Corporate Governance Guidelines.
Board Leadership. Currently, our Board is comprised entirely of directors who are independent within the meaning of the NYSE’s Listing Standards and the Company’s director independence standards, other than Jeffry M. Householder who is our Chair of the Board, President and Chief Executive Officer. The Board’s Audit Committee, Compensation Committee, Corporate Governance Committee, and Investment Committee are all comprised solely of independent directors.
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The Board is led by the Chair, who is elected annually by the Board at the first Board meeting following our annual meeting of stockholders. In the event the Board determines that the appropriate leadership structure combines the Chair and CEO roles, the Board shall elect an independent Lead Director from among the independent directors. The Chair and the Lead Director perform the duties and responsibilities detailed in our Bylaws and Corporate Governance Guidelines and otherwise as prescribed by the Board. The annual elections of the Chair and Lead Director give the Board greater flexibility to not only determine its leaders, but also the most appropriate Board leadership structure that aligns with the specific characteristics and circumstances of the Company and the Board, enabling the Board to function and conduct its business most effectively. The Board may consider, among other things, the Company's business operations, long-range strategic planning process, oversight needs, functions and responsibilities of the Board specific to the Company, and the composition of the Board in evaluating and determining the appropriate Board leadership structure. The Chair determines, in consultation with the Lead Director, the agenda for each Board meeting, including risk matters and risk oversight matters as identified by the Chair for consideration by the Board. In addition, each director may suggest items for inclusion on the agenda. The Chair presides over Board and stockholder meetings. In the absence of the Chair, the Lead Director shall preside. The Chair, in consultation with the Lead Director, facilitates communications among Board members and communications between the Board and Management outside of Board meetings, is actively engaged in Board design, refreshment, and succession processes, and may engage with Management or the Audit Committee Chair on any risk-related matters. Additionally, the Lead Director may meet and communicate with the Company’s stockholders and other stakeholders as requested by the Chair.
Under the current Board leadership structure, the Chair and the Chief Executive Officer positions are held by a single individual. Of particular importance to the Board’s evaluation of the current leadership structure is the strong leadership and deep qualifications, expertise, and industry and operational experience of the Board’s current Chair, Jeffry M. Householder. Mr. Householder was appointed as President and Chief Executive Officer of Chesapeake Utilities Corporation effective January 1, 2019, and as Chair of the Board effective May 3, 2023. Prior to his appointment as Chesapeake Utilities' President and Chief Executive Officer, Mr. Householder had served as President of Chesapeake Utilities’ subsidiary, Florida Public Utilities Company since 2010. Mr. Householder has more than 40 years of energy industry experience, extensive knowledge of the Company and its energy delivery businesses, and an understanding of the Delmarva Peninsula and Florida markets where we serve customers. The Board believes that Mr. Householder’s extensive operational experience with the Company and strong leadership skills are advantages that have enhanced the Board’s function and performance. Thomas J. Bresnan was appointed as the independent Lead Director of the Board of Chesapeake Utilities Corporation also effective May 3, 2023. Mr. Bresnan has served as the Chair of the Audit Committee since 2004 and currently serves as a member of the Investment Committee. The Board considered, among other items, Mr. Bresnan’s extensive leadership experience and in-depth knowledge of the Company and its businesses, as well as Mr. Bresnan’s more than twenty-two years of service on the Board and to the Company’s stockholders. Mr. Bresnan, an entrepreneur and former public company executive, retired in 2023 as Chief Executive Officer and President of Denver Accounting Services.
Annually, the Board will evaluate the suitability of its current Board leadership structure and possible alternative structures, including having the Chair and the Chief Executive Officer positions held by two separate individuals. Management routinely interacts with stockholders on a variety of matters and may, as part of such outreach efforts, seek input regarding governance matters, including the Board’s leadership structure. The Board believes in strong independent governance of the Company.
Board Culture. The Board has a strong boardroom culture that enables directors to express their opinions openly in the boardroom and engage in candid dialogue. Directors are strongly encouraged to attend the Board and Committee meetings, as well as the annual meeting of stockholders. All of the then-serving directors attended the 2023 Virtual Annual Meeting of Stockholders. Each incumbent director actively participated in 75% or more of Board and their respective Committee meetings held in 2023. The Board held seven virtual or in-person meetings during 2023. Throughout 2023, individuals from across the organization attended several meetings of the Board and its Committees enabling the Board to enhance its connections with employees. Safety remains at the forefront of our Company and, at its meetings in 2023, the Board received safety messages from management on best practices that promote the safety and well-being of each other and our communities. For more than 165 years, the Company has promoted a culture of equity, diversity and inclusion. At its meetings in 2023, the Board received updates on our aspiring and caring culture, including on diversity and inclusion and the many ongoing initiatives across the Company. Each independent director has access to our Chief Executive Officer and other members of the management team and may request agenda topics to be discussed in more detail at meetings of the full Board or one of its Committees.
Director Independence. The independent directors bring expertise, objectivity and diverse perspectives to the Board. The NYSE Listing Standards governing independence require that a majority of the members of the Board be independent. Our Corporate Governance Guidelines are available on our website at www.chpk.com/Corporate Responsibility/Corporate Governance/Corporate
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Governance Guidelines. In accordance with our Corporate Governance Guidelines, on February 20, 2024, the Board conducted its annual review of director independence. During this review, the Board examined all direct and indirect transactions or relationships between the Company or any of its subsidiaries and each director and any immediate family member of the director and determined that no material relationships between any of the directors or their immediate family members and the Company existed during 2023, except with respect to Mr. Householder related to his service as our President and Chief Executive Officer.
On the basis of this review, the Board also determined that nine of the ten directors (or 90%) serving as of February 20, 2024 are independent. Each of the following directors qualifies as an independent director as defined by the NYSE Listing Standards and in accordance with the Company's Corporate Governance Guidelines: Lisa G. Bisaccia, Thomas J. Bresnan, Ronald G. Forsythe, Jr., Stephanie N. Gary, Thomas P. Hill, Jr., Dennis S. Hudson, III, Lila A. Jaber, Paul L. Maddock, Jr., and Sheree M. Petrone. Mr. Householder, our President and Chief Executive Officer, is the only non-independent director.
Board Declassification. Currently, the directors serving on the Board are divided into three classes, Class I, Class II, and Class III, with directors in each class elected to serve three-year terms. The Board has determined that it will pursue declassification of the Board. As a result, the Board intends to present a proposal for stockholder approval at the Company's 2025 Annual Meeting of Stockholders, amending the Company's Certificate of Incorporation to provide for a phased-in declassification of the Board and transition to annual elections of the full Board.
Committees of the Board
To assist the Board in fulfilling its oversight responsibilities, the Board has established four standing committees - Audit Committee, Compensation Committee, Corporate Governance Committee, and Investment Committee. Each committee is comprised solely of independent directors. Each incumbent Committee member has dedicated the appropriate time, attending 75% or more of the Board and such members’ applicable committee meetings in 2023. Each Committee member dedicates time toward the performance of responsibilities they perform on behalf of the Board as summarized below and further detailed in the Charter for each Committee. Our corporate governance framework across the enterprise is continuously fostered through the contributions of the Board and its Committees and all of the significant activities to which they devote attention throughout the year.
Audit Committee
__________________________________________________________________________________________________________________________________________________________________________________

In 2023, the Committee oversaw the purchase accounting and integration of Florida City Gas, marking the Company’s largest acquisition to date. The Committee also focused on ongoing business transformation efforts and expanded the risk management program to include enterprise safety management. The Committee discussed with management the cybersecurity rules promulgated by the SEC and various other compliance initiatives. Additionally, the Committee oversaw the rotation of the Lead Audit Partner, ensuring a foundation of knowledge and experience to maintain the integrity of the Company’s audits and potential future audits driven by the Company's strategic plan.

Thomas J. Bresnan, Chair	Ronald G. Forsythe, Jr.	Stephanie N. Gary	Thomas P. Hill, Jr.	Dennis S. Hudson, III

5 - Independent Members 5 - Financially Literate 5 - Financial Experts 5 - Meetings held in 2023
Committee Responsibilities: The Committee provides oversight of the integrity of our financial statements and financial reporting process, provides oversight of our compliance with legal and regulatory requirements, and reviews the effect of regulatory and accounting initiatives on our financial statements, internal controls, audit process, and risk management program. The Committee's oversight includes the performance of our internal auditors and the performance, qualification and independence of our independent registered public accounting firm. Please view the Committee's charter at www.chpk.com/corporate responsibility/corporate governance/audit committee charter for additional information on the Committee's responsibilities.

Experience, Service and Independence: Messrs. Bresnan, Forsythe, Hill and Hudson and Ms. Gary each qualify as an “audit committee financial expert” (as defined by the SEC) based on their experience and knowledge. Biographical information on each Committee member is provided in Proposal 1 of this Proxy Statement. In 2023, each Committee member participated in training given by Baker Tilly and internal management and conversed with internal and third-party experts on anticipated climate-related disclosures, new cybersecurity disclosures and other rules promulgated by the SEC, as well as their potential implications on the Company. On
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 17

February 20, 2024, the Board determined that none of the Audit Committee members had any material relationship with the Company in accordance with the NYSE Listing Standards and the Company's Corporate Governance Guidelines. None of the Committee members currently serve on an audit committee of another public company.
Several Areas of Focus in 2023 Included:
•Provided oversight of the Company’s risk management program, critical accounting matters, and rotation of the Lead Audit Partner
•Supported the Company's efforts related to the Florida City Gas acquisition, including approving required services of the independent registered public accounting firm, reviewing the purchase accounting and associated controls as well as other financial aspects of the transaction
•Discussed with management climate-related matters and the new cybersecurity disclosure requirements promulgated by the SEC
•Continued to work with the management team on the implementation of the technology roadmap to support the Company's continued growth, enhance scalability and standardization, and strengthen our cybersecurity posture
Corporate Governance Committee
___________________________________________________________________________________________________________________________________________________________________________________

In 2023, we were named a Champion of Board Diversity by The Forum of Executive Women, reaffirming our belief that a diverse, equitable, inclusive and collaborative culture is fundamental to achieving our goals. The Committee continued to oversee the Company’s established Board Succession and Refreshment planning process, including recommending to the Board both the appointment of a combined Chair and CEO of the Company and an independent Lead Director. The Committee continued to oversee matters relating to sustainability, governmental affairs, Board Succession planning, and various other corporate governance matters, including recommending to the Board the Company’s Amended and Restated Bylaws adopted in 2023.

Dennis S. Hudson, III, Chair	Lila A. Jaber	Paul L. Maddock, Jr.

3 - Independent Members 4 - Meetings held in 2023
Committee Responsibilities: The Committee oversees the evaluation of director candidates, including directors who are being considered for re-election, the evaluation of the composition of the Board and each standing Committee, and the Company's governmental affairs and sustainability activities and practices. The Committee also reviews, and updates as required, our governing documents. In addition, the Committee oversees the development of criteria and procedures for evaluation of the Board and each standing Committee. The Committee remains informed on corporate governance practices including board refreshment, diversity and inclusion, and the Company’s unwavering commitment to safety and to our communities as a responsible steward and corporate citizen. Please view the Committee's charter at www.chpk.com/corporate responsibility/corporate governance/corporate governance committee charter for additional information on the Committee's responsibilities.

Internal and Third-Party Information: With the consent of the Board, the Committee may retain consultants or other advisors to assist in fulfilling the Committee's responsibilities. In 2023, the Committee reviewed information from legal counsel and internally prepared information on governance trends and best practices, regulatory initiatives, and legislative developments, and assessed potential implications on the Company.
Several Areas of Focus in 2023 Included:
•Evaluated succession planning to ensure the Board's substantive expertise and experiences are aligned with our eligibility guidelines and long-term strategic plan
•Reviewed corporate governance and industry practices, including sustainability practices, emerging trends, and regulatory and legislative initiatives
•Benchmarked board composition and profile practices across our peer companies, the energy industry, and broader indices such as the S&P 500 and the Top 100 U.S. public companies
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 18

Compensation Committee
___________________________________________________________________________________________________________________________________________________________________________________

In 2023, the Committee oversaw the development of the Company’s new Stock and Incentive Compensation Plan approved by stockholders in 2023. This Plan allows the Company to continue to provide a competitive compensation program that seeks to attract and retain exceptional executive officers, directors and employees of the Company and motivate those individuals responsible for the growth and success of the Company. The Committee also discussed with management the clawback rules promulgated by the SEC and various other compliance initiatives. Additionally, the Committee oversaw the Company's ongoing management succession planning, employee engagement initiatives, and organizational structure.

Lisa G. Bisaccia, Chair	Ronald G. Forsythe, Jr.	Paul L. Maddock, Jr.	Sheree M. Petrone

4 - Independent Members 5 - Meetings held in 2023
Committee Responsibilities: The Committee oversees the design and administration of our policies and practices related to director and executive compensation, reviews the results of stockholder advisory votes on executive compensation, and discusses with management the Compensation Discussion and Analysis. The Committee's oversight also includes succession planning for the executive officers and the promotion of a culture of equity, diversity and inclusion in the recruitment, training, development and retention of employees. Please view the Committee's charter at www.chpk.com/corporate responsibility/corporate governance/compensation committee charter for additional information on the Committee's responsibilities.

Independent Advisor: The Committee is directly responsible for the appointment, compensation and oversight of the work of any consultant or other advisor it retains. The Committee may, in its sole discretion, engage a consultant or other advisor to assist in the evaluation of executive and director compensation. The Committee reviewed the independence of FW Cook and, on December 12, 2023, engaged them for services to be performed in the ensuing year. After considering various factors, including the specific factors described in the SEC rules and those provided under the NYSE’s Listing Standards, the Committee determined that FW Cook is independent with no conflicts of interest.
Several Areas of Focus in 2023 Included:
•Continued to oversee the Company's ongoing management succession planning and organizational development initiatives, while also promoting a culture of equity, diversity and inclusion and best practices around human capital management
•Reviewed the executive compensation structure and practices to ensure alignment with the Company's strategic initiatives and performance goals, while also considering emerging trends and regulatory matters, including the new clawback requirements
•Considered a market analysis prepared by FW Cook that compared the Company's executive compensation practices with market data for the Company's peer group, as well as with industry published survey data
Investment Committee
____________________________________________________________________________________________________________

In 2023, the Committee continued to oversee the Company's evaluation of strategic growth projects within the Committee’s scope of responsibilities, including the extension of our natural gas and distribution infrastructure to meet the energy needs associated with the rapid growth in our service territories. Projects considered by the Committee and approved to proceed contribute to the Company’s overall capital investment. The Committee exercises its responsibilities in a manner consistent with the Company's goal of pursuing long-term shareholder value.

Thomas P. Hill, Jr., Chair	Thomas J. Bresnan	Lila A. Jaber	Sheree M. Petrone

4 - Independent Members 2 - Meetings held in 2023
Committee Responsibilities: The Committee assists the Board with evaluating investments pursuant to or in support of the Company's growth strategy, both organically and through acquisitions. The Investment Committee, in consultation with management, reviews and approves, when appropriate, capital investments, acquisitions and dispositions of assets as set forth in the Committee's charter up to $50 million. Investments above this threshold are presented to the full Board for their consideration. In 2023, the Investment Committee reviewed several projects including the acquisition of Florida City Gas. The Committee reviews various aspects of a transaction including, but not limited to, the strategic fit, estimated investment, internal rate of return, earnings contribution and ROE, and associated risks. Please view the Committee's charter at www.chpk.com/corporate responsibility/corporate governance/investment committee charter for additional information on the Committee's responsibilities.

CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 19

Board and Committee Evaluations
Annually, the Corporate Governance Committee reviews and establishes the criteria that is used by the Board, and the Audit, Compensation and Corporate Governance Committees, for conducting evaluations of their performance during the preceding year. The annual evaluation provides for continuous process improvements in Board and Committee functioning and communication, and is a medium for evaluating Board refreshment. The Board and its Committees conduct evaluations to assess the qualifications, attributes, skills and experience represented on the Board and its Committees, to consider whether appropriate resources are available to the Board and its Committees, and to assess whether the Board and its Committees are functioning effectively. An annual review of the evaluation methodology is performed to ensure the evaluations are aligned with our culture and growth, as well as with best practices. Periodically, the Chair of the Board, the Lead Director, and the Chair of the Corporate Governance Committee will conduct one-on-one discussions with each director. In determining the evaluation process for 2024, which reviewed Board and Committee performance in 2023, the Corporate Governance Committee considered best practices relating to annual evaluations for Boards and Committees. After discussion and consideration, the Committee made several enhancements to the annual evaluation process. The Chair of the Corporate Governance Committee receives a report of the results of the Board and Corporate Governance Committee Evaluations. The Chairs of the Audit Committee and Compensation Committee receive a report of the results of their respective Committee Evaluations. The Committee Evaluation results are discussed at Committee meetings and reported to the Board at the next Board meeting. The Chair of the Corporate Governance Committee reports the results of the Board Evaluation at the next Board meeting.
Risk Oversight
Board of Directors

The Board is responsible for oversight of the Company's risk management activities, working closely with its standing Committees and the management team. Each standing Committee reports its discussions to the Board for consideration. As part of our enterprise risk management program, short and long-term risks are identified through top-down and bottom-up approaches and strategic plan assessments that depict potential market, operational, strategic, legal, regulatory, political, environmental, social, safety, compliance, and financial risks that could affect our operations, financial performance and/or strategic plan. In addition, the Board considers material risks that may cause a disruption to our businesses due to natural disasters, public health crises, and other circumstances severely interrupting business operations. The Board continuously reviews and monitors risk and receives an update on our Risk Scorecard at each regularly scheduled meeting, including the Company's risk profile and environment, risk trends, newly identified risks, and comparative information. More specifically, the Risk Scorecard provides a description of the risk, risk level, risk universe, and area of risk (e.g., operations, compliance, strategic, or financial). The Board also receives interim updates between meetings, and annual updates on the Company’s enterprise risk management program and the Company’s perspectives on the top risks.
In 2022, the Board appointed the Company’s first Assistant Vice President of Risk Management, a seasoned auditing professional with experience in risk management and control strategies and who previously served as our Director of Internal Audit. This position is responsible for appropriately managing and promptly responding to evolving risk across the enterprise and reports directly to our General Counsel and Chief Policy and Risk Officer. The enterprise risk management team works closely with various organizational functions. They focus on processes such as risk identification, incident evaluation, implementation and monitoring of mitigation plans, and continuous improvement and training, which are necessary components of successfully managing risk. For example, our enterprise wide safety data management system is designed to facilitate capturing safety data across our operations. This data enhances our efforts in addressing specific risks related to safety.
The Company’s risk management process enables efficient and effective identification of emerging operational and market risks, assesses any impact on our operations, and continuously enhances our capabilities across the organization. This comprehensive risk management oversight enables the Board to prioritize and timely apply the appropriate oversight standard based on the level of risk, including its probability, impact, speed and market impact. The Board and its standing Committees, as applicable, regularly consult with external legal counsel, outside advisors and experts regarding certain identified risks, including, but not limited to, safety, cybersecurity, supply chain, public health crises, epidemics, pandemics, and market risk, as well as anticipated future threats and risk trends.
The “Risk Factors” section of our 2023 Annual Report on Form 10-K provides additional information regarding certain potential risks. After assessing our risks, internal processes, practices and controls are established to continually monitor and mitigate such risks. We recognize that purposeful and appropriate risk-taking is essential for execution of our strategic plan, for our overall continued growth, and for execution of initiatives that have the potential to generate value to our stockholders.
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 20

Standing Committees

The Audit Committee assists the Board in fulfilling its oversight of our risk exposure and implementation and effectiveness of our risk management programs, including enterprise risk management. Specific items such as financial, internal controls, regulatory, credit and counterparty, market, liquidity, cyber, insurance, strategic, and business risks are reviewed and considered by the Committee, as well as our insurance program and coverages that are in place to mitigate these and other risks. The Compensation Committee assists the Board in fulfilling its oversight of risks that may arise in connection with our compensation programs and practices. The Committee considers the appropriateness of our compensation programs and practices and whether they incentivize short and long-term financial and operational performance without encouraging unnecessary risk. Specific items such as organizational development; executive retention; succession planning; equity, diversity and inclusion; and human capital management practices are reviewed and considered by the Committee. The Corporate Governance Committee assists the Board in fulfilling its oversight of risks that may arise in connection with our governance structure, sustainability activities, and related practices. The Committee reviews our governance structure and practices and considers whether our ethical and operational framework is resilient and responsive to our employees and stockholders. Specific items such as equity, diversity and inclusion; sustainability; Board succession planning; Board structure and composition; stockholder communications; director independence; governmental affairs; artificial intelligence; and related governance practices are reviewed and considered by the Committee. The Investment Committee assists the Board in fulfilling its oversight of risks related to evaluating new investments to achieve our financial targets. The Committee considers the financial and operational risks of entering into new, or expanding in existing, service territories and businesses.
Team Commitment to Risk Management

Our team collaborates throughout the year to identify the risks inherent in projects and initiatives, and more broadly across the enterprise. This enables us to assess the significance of each identified risk to our overall operations and its likelihood of materializing. Our Enterprise Risk Management framework follows best practices established by the Committee of Sponsoring Organizations (COSO). We integrate this framework into our processes and decisions across the organization, thereby aligning our risk profile with the Company’s overall strategic goals and objectives. We prioritize the identified risks and develop treatment plans to mitigate the risks. Information sessions are held across the organization to discuss our risk profile, including quarterly leadership meetings to review changes in our risk posture and a sensitivity analysis. A risk heat map is prepared to show the overall impact on our ability to meet the Company’s strategic goals and objectives and shared regularly with the Board where it is discussed extensively.
Our internal audit team evaluates and tests our risk mitigation controls, enabling frequent adjustments to align our risk profile with operational growth and newly identified risk factors. Our top-down and bottom-up approach is reflected throughout our disciplined approach to matters and our decision-making process. The management team is intimately involved in the identification and assessment of threats and our risk environment and the development and deployment of our risk management practices, and regularly collaborates with the Board and its standing Committees on our risk posture, including financial and investment activities, strategic plan initiatives, and macroeconomic contributors. The management team, representatives from our businesses, and cross-functional team members also routinely participate in internal committees and focus groups, such as cybersecurity, identity theft, sustainability, safety and risk management. Independent consultants and third parties periodically attend these virtual or in-person meetings to provide independent insight and education on various risk-related topics.
The team at all levels of the organization collaborates with internal audit to identify new or evolving risks that could have a potential impact on the Company. In addition, our team actively works across the enterprise to identify, mitigate and respond to material risks that may cause a disruption to our business due to natural disasters, public health crises, and other circumstances severely interrupting business operations. Our team participates in industry events and speaks on risk-related matters alongside practice leaders. Information obtained from these additional avenues continues to strengthen our risk profile, controls, policies and practices, and allows us to better provide informed recommendations to the Audit Committee for consideration.
Director Compensation
The Compensation Committee reviews director compensation annually to ensure the appropriate compensation arrangements are in place for non-employee directors. The Committee subsequently reports its findings and any recommendations to the Board. The Board approves all director compensation arrangements. A director who is also an employee of the Company receives no additional compensation for service as a director.
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 21

Deferred Compensation

Directors may defer all or a portion of their Board or Committee retainers in accordance with the Non-qualified Deferred Compensation Plan, which is further described in the Non-Qualified Deferred Compensation Plan section in this Proxy Statement. Deferrals made under the NQDC Plan are on a pre-tax basis until the director's separation from service with the Company and its affiliates or another specified date. At all times, directors have a 100% vested interest in the amount of cash or stock that is deferred.
Director Stock Ownership

In accordance with our Corporate Governance Guidelines, each non-management director is required to own, beneficially and of record, a number of shares of our common stock with a market value that meets or exceeds a threshold established by the Board from time to time. This ownership threshold is currently five times the amount of the annual cash retainer in effect on February 24, 2017 and payable to a non-management director for service on the Board (the "Director Stock Ownership Requirement"). The cash retainer payable to directors for Committee service is not taken into account for this purpose. Each non-management director must comply with the Director Stock Ownership Requirement within five years from the later of (i) the date of such director’s initial appointment or election to the Board and (ii) December 6, 2017, the effective date of the director stock ownership guidelines (the "Ownership Period"). A director shall be in compliance with the director stock ownership guidelines if he or she satisfies the Director Stock Ownership Requirement at any time during the Ownership Period and then continues to own not less than the number of shares owned on the date of such compliance (taking into account any stock split or combination transactions). The Corporate Governance Committee, in its sole discretion, may consider the circumstances surrounding any shortfall in ownership by a director and address such situation as it deems appropriate. All non-employee directors currently exceed the Director Stock Ownership Requirement or are within the applicable Ownership Period for achievement of the Director Stock Ownership Requirement.
Independent Compensation Consultant's Report

In May 2023, the Compensation Committee received a non-employee director compensation presentation prepared by FW Cook. The analysis compared our then current director compensation arrangements against the Company's compensation peer group and a broader energy industry survey group. The peer group used for the purposes of this analysis is the same group of companies used to evaluate the Company's executive compensation program. The Compensation Committee reviewed, discussed and considered the analysis and other relevant factors, including annual cash and equity retainers, meeting fees, and committee compensation. At its meeting held in May 2023, the Board, upon a recommendation of the Compensation Committee, approved non-employee director compensation as reflected in the table provided in the Non-Employee Director Compensation section of this Proxy Statement. In the future, the Board may modify director compensation as it deems appropriate.
Non-Employee Director Compensation

Each non-employee director receives cash and equity compensation for serving on the Board. In May 2023, the Board reviewed non-employee director compensation and determined that changes to the non-employee director compensation were appropriate. The amounts approved by the Board are reflected in the table below. Directors may not elect to receive either their cash compensation in stock or their stock compensation in cash. Directors are reimbursed for business expenses incurred in connection with attending meetings and performing other Board-related services, including external director education.

	2023 Annual Meeting until the 2024 Annual Meeting	2022 Annual Meeting until the 2023 Annual Meeting
Board Retainers - Cash(1)
Board Member	$80,000	$80,000
Non-employee Chair	$90,000	$90,000
Non-employee Lead Director	$25,000	$—

Board Retainers - Equity(2)
Board Member	$95,000	$85,000

Committee Retainers - Cash(3)
Committee Member	$6,000	$6,000
Audit Committee Chair	$16,000	$16,000
Compensation Committee Chair	$14,000	$14,000
Corporate Governance Committee Chair	$14,000	$14,000
Investment Committee Chair	$10,000	$—
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 22

1No additional compensation is received for attendance at a Board meeting. The former non-employee Chair of the Board received a cash retainer of $90,000 that was in addition to the Board Member retainer. Mr. Householder, our President and Chief Executive Officer, serves as Chair of the Board and as an employee receives no additional compensation.
2Fractional shares are rounded down to the nearest whole number. Fractional shares are paid in cash.
3In addition to Board retainers, Committee members receive a retainer fee for each committee on which they serve. No additional compensation is received for attendance at a Committee meeting. The Chair of each committee also receives a Chair retainer for service in such capacity.
2023 Director Compensation

The following table reflects compensation earned or paid to non-employee directors in 2023 for services on the Board from the 2023 Annual Meeting of Stockholders until the 2024 Annual Meeting of Stockholders:

2023 DIRECTOR COMPENSATION
Director Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total(4)
Lisa G. Bisaccia(5)	$100,048	$94,952	$195,000
Thomas J. Bresnan	$133,048	$94,952	$228,000
Ronald G. Forsythe, Jr.	$92,048	$94,952	$187,000
Stephanie N. Gary	$86,048	$94,952	$181,000
Thomas P. Hill, Jr.(5)	$102,048	$94,952	$197,000
Dennis S. Hudson, III	$106,048	$94,952	$201,000
Lila A. Jaber	$92,048	$94,952	$187,000
Paul L. Maddock, Jr.	$92,048	$94,952	$187,000
Sheree M. Petrone	$92,048	$94,952	$187,000
1Jeffry M. Householder was appointed to serve as a director and our President and Chief Executive Officer effective January 1, 2019, and as Chair of the Board effective May 3, 2023. Mr. Householder does not receive compensation for his services as a director or as Chair of the Board.
2The Fees Earned or Paid in Cash column reflects Board and Committee retainers paid in May 2023, including fractional shares paid in cash.
3Non-employee directors are eligible to received equity awards under the Company's 2023 Stock and Incentive Compensation Plan approved by the Company's stockholders in 2023. The Stock Awards column reflects the grant date fair value of the award on May 3, 2023 of $94,952 (765 shares of common stock based upon a price per share of $124.12, the closing price on May 3, 2023). The stock awards and all prior stock awards are fully vested in that they are not subject to forfeiture.
4There is no compensation that needs to be included in the Option Awards, Non-equity Incentive Plan Compensation, or Change in Pension Value and Non-Qualified Deferred Compensation Earnings or All Other Compensation columns. Dividends on deferred stock units in the NQDC Plan (which are settled on a one-for-one basis in shares of common stock) are the same as dividends paid on the Company’s outstanding shares of common stock. Additionally, cash retainer compensation deferred under the NQDC Plan has investment crediting options that are the same as investment options available to all employees under the Company's Retirement Savings Plan. As a result, the directors participating in the NQDC Plan do not receive preferential earnings on their investments. Directors located in our service territories may purchase propane at the same discounted rate that we offer to our employees. In 2023, no director set forth in the 2023 Director Compensation table received propane at the discounted rate.
5The following directors deferred their annual stock retainer as follows: Bisaccia - $94,952 and Hill - $94,952. The following directors also deferred their annual Board and Committee cash retainers and cash in lieu of fractional shares as follows: Bisaccia - $100,048 and Hill - $102,048. All deferrals were made in accordance with the terms of the NQDC Plan.
5 - CORPORATE GOVERNANCE AND STOCK OWNERSHIP

Governance Trends and Director Education
General Information. The Board and its Committees monitor legislative and regulatory initiatives, market trends, and other corporate governance initiatives. Members remain informed through a variety of resources, including internal and external publications, continuing education sessions, and external programs. The Board and its Committees also engage with external parties on a broad range of topics, some of which are provided below:
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•Industry experts on energy policy, energy trends, renewable energy, market factors and competition, growth opportunities, key customer growth expectations, and future outlook of the energy industry
•Industry experts on corporate governance, proxy advisory services, investor relations and the securities trading market
•Institutional investors on portfolio management and the firms' views on our performance, industry dynamics, and valuation
•Financial community on the utility industry, including macroeconomic outlook, market trends and valuations, industry fundamentals, investor perception, and industry framework
In addition, newly elected directors participate in a comprehensive director orientation program covering various topics including strategy, business structure, risk profile, financial performance and competitive landscape. When safety protocols permit, Board meetings are held in or around select service territories which give the directors an opportunity to see our operations first-hand, to visit the communities we serve, and to engage with our employees. Throughout 2023, individuals from across the organization attended several meetings of the Board and its Committees enabling the Board to remain connected with employees.
Corporate Governance Practices
Governance Transparency and Accountability. The Board and Corporate Governance Committee annually review our corporate governance documents and practices to ensure that they provide the appropriate framework under which we operate. Our corporate governance documents can be viewed on our website at www.chpk.com/corporate-responsibility/corporate-governance. These documents include the Charters for each standing Board Committee – Audit Committee, Compensation Committee, Corporate Governance Committee and Investment Committee; Corporate Governance Guidelines; Business Code of Ethics and Conduct (“Code of Ethics”); Code of Ethics for Financial Officers; and Communications with the Board. Additional information in the Corporate Governance section of our website includes the composition of our Board and Committees and a summary of our Ethics and Compliance Program. Under the Investors section of our website, www.chpk.com/investors, we provide links to our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and equity ownership reports for our executive officers. The filings are located at www.chpk.com/investors/filings-publications/sec-filings. Under the Newsroom section of our website, www.chpk.com/newsroom, we provide press releases on financial, corporate and community activities. The Company's Annual Report can be viewed on our website at www.chpk.com/investors/filings-publications/annual-reports and provides additional information on our Company and its energy delivery services. Additional information on the Company and its businesses, our employees, safety values, and career opportunities can be viewed on our website at www.chpk.com.
Corporate Responsibility and Sustainability Report. Corporate responsibility and sustainability is at the core of our well-established culture and our informed business decisions. Over the years, we have reduced our greenhouse gas emissions, while responsibly growing our businesses. We have also helped to accelerate the reduction of emissions by many of our customers. We believe our long-standing stewardship has enhanced the sustainability of our local communities. The Company's second Corporate Responsibility and Sustainability Report is available on our website at www.chpk.com/sustainability-report.
Corporate Governance Guidelines. The Board adopted Corporate Governance Guidelines which consist of a series of policies and principles that provide a framework for the corporate governance of the Company. The Corporate Governance Guidelines focus on Board composition and director qualifications, Board refreshment, Board independence, Board meetings, Board committees, Board access to management and advisors, the Board's relationship with senior management, director compensation, and the annual review of Board and Committee effectiveness. In 2023, the Board, upon recommendation of the Corporate Governance Committee, adopted changes to the Corporate Governance Guidelines which memorialized the Board's review and approval of the charters for each standing committee and its appointment of members and chairs of each committee in conjunction with the Corporate Governance Committee.
Code of Ethics. The Board adopted a Code of Ethics that reflects our commitment to continuously promote professional conduct and ethical business practices throughout the organization. In 2023, the Board, upon recommendation of the Corporate Governance Committee, approved technical amendments to the Code of Ethics. In early 2024, a video was sent to directors and employees throughout the Company which highlights our commitment to the highest ethical standards and the importance of engaging in sustainable practices. Directors are required to disclose any conflict of interest to the Company's Chair of the Board and to refrain from voting on any matter(s) in which they have a conflict. In considering whether an actual conflict of interest exists, factors to be considered include, but are not limited to, the benefit to the Company and the aggregate value of the transaction. Directors and employees companywide annually confirm compliance with the Code of Ethics.
The Board also adopted a Code of Ethics for Financial Officers that provides a framework for honest and ethical conduct by our financial officers as they perform their financial management responsibilities. The Code of Ethics for Financial Officers is applicable
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 24

to the Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Treasurer, Assistant Treasurer, Corporate Controller, Assistant Vice President of Financial Reporting, and others who are responsible for ensuring accurate and timely disclosures of financial information within our filings with the SEC. Other senior managers with accounting and financial reporting oversight must annually confirm compliance with the Code of Ethics for Financial Officers.
Related Persons Transactions. We review transactions in which the Company, or any of its subsidiaries, and our executive officers, directors, director nominees, 5% or greater stockholders or their immediate family members are or will be participants, to determine whether such related persons have a direct or indirect material interest in any such transaction. A related person transaction could include, but is not limited to, financial transactions, arrangements or relationships, including indebtedness or guarantees of indebtedness, and any series of similar transactions, arrangements or relationships. In determining whether to approve or ratify a related person transaction, the disinterested members of the Audit Committee, as part of an annual review or as required, will consider the relationship of the individual to the Company, the materiality of the transaction to the Company and the individual, and the business purpose and reasonableness of the transaction. The Audit Committee may approve or disapprove the transaction and direct the officers of the Company to take appropriate action. The Audit Committee may also refer the matter to the full Board with a recommendation. If the Audit Committee or the Board determines that a related person had or will have a direct or indirect material interest in a Company transaction or currently proposed transaction meeting the threshold set forth in Item 404(a) of Regulation S-K, the transaction will be disclosed in our proxy statement.
We have established procedures in order to identify material transactions and determine, based on the relevant facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. This includes discussions with the Board, as well as dissemination of a questionnaire that directors and executive officers are required to complete annually, with updates throughout the year. Director nominees, including those nominated by stockholders, are also required to complete a questionnaire in a form similar to that completed annually by directors and executive officers.
The Code of Ethics requires that individuals provide prompt and full disclosure of all potential conflicts of interest (including related person transactions) to the appropriate person. These conflicts of interest may be specific to the individual or may extend to the individual's family members. Any officer who has a conflict of interest with respect to any matter is required to disclose the matter to the Chief Executive Officer, or if the Chief Executive Officer has a conflict of interest, the Chief Executive Officer would disclose the matter to the Audit Committee. All other employees are required to disclose any conflict of interest to our internal audit team. Directors are required to disclose any conflict of interest to the Chair of the Board and to refrain from voting on any matter(s) in which they have a conflict. In addition, directors, executive officers and designated employees must disclose to the Company, in an annual ethics questionnaire, any current or proposed conflict of interest (including related person transactions).
All employees and executive officers are encouraged to avoid relationships that have the potential for creating an actual conflict of interest or a perception of a conflict of interest. The Code of Ethics provides specific examples that could represent a conflict of interest, including, but not limited to, the receipt of any payment, services, loan, guarantee or any other personal benefits from a third-party in anticipation of or as a result of any transaction or business relationship between the Company and the third-party. No employee or executive officer is permitted to participate in any matter in which he or she has a conflict of interest unless authorized by an appropriate Company official and under circumstances that are designed to protect the interests of the Company and its stockholders and to avoid any appearance of impropriety.
For the period beginning January 1, 2023 and ending March 11, 2024, there were no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.
Anti-Hedging Policy and Pledging of Securities. Directors, executive officers and employees of the Company may not engage in hedging transactions related to the Company's securities. Directors, executive officers, and employees and their "related persons" (as defined in our Securities Trades by Company Personnel and Related Persons Policy) may not pledge the Company's stock as collateral for a loan or hold the Company's stock in a margin account.
Executive Sessions. The Chair of the Board presides over executive sessions of the non-management directors. The Company's Corporate Governance Guidelines ensure the integrity of these meetings by providing that, if the Chair of the Board does not qualify as an independent director under the NYSE Listing Standards, the independent Lead Director will preside over these meetings if one is so appointed and, in the absence of an independent Lead Director, the Chair of the Corporate Governance Committee shall preside. The Corporate Governance Guidelines also provide that if the non-management directors include any director who did not qualify as independent under the NYSE Listing Standards, the independent directors would meet at least annually without the non-independent director(s).
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 25

Ownership of Our Stock
Security Ownership of Certain Beneficial Owners and Management

The following table provides the number of shares of our common stock beneficially owned as of March 11, 2024 by each director and director nominee, by each NEO in the Summary Compensation Table, as well as the number of shares beneficially owned by all of the directors, director nominees and executive officers as a group as of March 11, 2024. No shares of our common stock have been pledged as security by a director or a NEO. The table also provides information for each other person known to us to beneficially own 5% or more of our common stock as of December 31, 2023. Pursuant to SEC rules, "beneficial ownership" for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days and is different from beneficial ownership for purposes of Section 16 of the Exchange Act, which may result in a number that is different than the beneficial ownership number reported in forms filed pursuant to Section 16.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Name of Beneficial Owner	Total Shares Owned Beneficially(1)	% of Class (* Less than 1%)
Lisa G. Bisaccia	1,794	*
Thomas J. Bresnan	26,201	*
Beth W. Cooper	105,088	*
Ronald G. Forsythe, Jr.	8,350	*
Stephanie N. Gary	1,320	*
Thomas P. Hill, Jr.	35,409	*
Jeffry M. Householder	64,951	*
Dennis S. Hudson, III	16,585	*
Lila A. Jaber	3,812	*
Paul L. Maddock, Jr.	52,042	*
James F. Moriarty	30,023	*
Sheree M. Petrone	1,320	*
Jeffrey S. Sylvester	10,655	*
Kevin J. Webber	9,677	*
Executive Officers and Directors as a Group	368,667	1.66%
Name of Investment Advisor
BlackRock, Inc.(2) 50 Hudson Yards New York, NY 10001	3,584,083	16.10%
T. Rowe Price Investment Management, Inc.(3) 101 E. Pratt Street Baltimore, MD 21201	2,099,243	9.70%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	1,740,123	8.04%
1Unless otherwise indicated in a footnote, each beneficial owner possesses sole voting and sole investment power with respect to their shares shown in the table. Voting rights are shared with spouses and other trustees in certain accounts for Thomas J. Bresnan (14,418 shares), Beth W. Cooper (2,328 shares), Jeffry M. Householder (439 shares), and Paul L. Maddock, Jr. (18,000 shares). Independent accounts are held by the spouse of Thomas P. Hill, Jr. (15,437 shares).
2According to its report on Schedule 13G/A, filed on January 22, 2024, BlackRock, Inc. (“BlackRock”) was deemed to beneficially own 3,584,083 shares, or 16.10%, of our common stock as of December 31, 2023. According to the Schedule 13G/A, BlackRock had sole power to vote 3,543,517 shares and sole power to dispose of 3,584,083 shares. BlackRock’s Schedule 13G/A, as filed with the SEC, certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.
3According to its report on Schedule 13G/A, filed on February 12, 2024, T. Rowe Price Investment Management, Inc. (“T. Rowe Price”) was deemed to beneficially own 2,099,243 shares, or 9.70%, of our common stock as of December 31, 2023. According to the Schedule 13G/A, T. Rowe Price had sole power to vote 679,630 shares and sole power to dispose of 2,099,243 shares. T. Rowe Price’s Schedule 13G/A, as filed with the SEC, certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.
4According to its report on Schedule 13G/A, filed on February 13, 2024, The Vanguard Group (“Vanguard”) was deemed to beneficially own 1,740,123 shares, or 8.04%, of our common stock as of December 29, 2023. According to the Schedule 13G/A, Vanguard had sole power to vote 0 shares and sole power to dispose of 1,690,217 shares. Vanguard’s Schedule 13G/A, as filed with the SEC, certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 26

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires each of the Company's directors and executive officers, and any beneficial owner of more than 10% of our common stock, to file reports with the SEC. These include initial reports and reports of changes in the individual’s beneficial ownership of our common stock. Such persons are also required by SEC regulations to furnish the Company with copies of such reports. Other than BlackRock, Inc. which owns 16.10% of the Company's outstanding shares of common stock as of December 31, 2023 and T. Rowe Price Investment Management, Inc. which owns 10.1% of the Company's outstanding shares of common stock as of January 31, 2024, we are not aware of any person or entity that beneficially owns more than 10% of our common stock as of the date this Proxy Statement is filed with the SEC. To our knowledge, based solely on a review of (i) the Section 16 reports we filed on behalf of the Company's directors and executive officers, (ii) all Section 16(a) reports furnished to us, and (iii) the written representations made by such persons that no other reports were required, we believe that during the year ended December 31, 2023 all directors, executive officers, and holders of more than 10% of our common stock, filed on a timely basis the reports required by Section 16(a), except for a Form 4 filed on January 26, 2024, for Mr. Hill to report a sale of our common stock to cover tax withholdings on a pre-determined distribution of shares.
6 - OUR ENGAGING CULTURE

Communications with the Board, Stockholders, Financial Community and Other Interested Parties
Communications with the Board. Stockholders and other parties interested in communicating directly with the Board, a Committee of the Board, any individual director, the director who presides at executive sessions of the non-management or independent directors, or the non-management or independent directors, in each case, as a group, may do so by sending a written communication to the attention of the intended recipient(s) in care of the Corporate Secretary at Chesapeake Utilities Corporation, 500 Energy Lane, Dover, Delaware 19901. All communications must be accompanied by the following information: (i) if the person submitting the communication is a stockholder, a statement of the type and amount of securities of the Company that the person holds; (ii) if the person submitting the communication is not a stockholder and is submitting the communication to the non-management or independent directors as an interested party, the nature of the person’s interest in the Company; (iii) any special interest of the person in the subject matter of the communication; and (iv) the address, telephone number and email address, if any, of the person submitting the communication. The Corporate Secretary will forward all appropriate communications to the intended recipient(s). Communications relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee. The independent directors have unanimously approved these communications procedures. In 2023, all of our then serving directors were in attendance at the 2023 Virtual Annual Meeting of Stockholders.
Communications with Stockholders and the Financial Community. Our management team conducts outreach to stockholders and the financial community throughout the year to obtain input and to inform our management team and the Board about matters of interest. Input is regularly shared with the Board and its Committees at their scheduled meetings and through interim updates given to the Board. During the year, we generally discuss our strategy, financial and operational performance, macroeconomics, as well as corporate governance, sustainability, human capital management, and compensation matters with stockholders and the financial community. Throughout 2023, management remained engaged with the Company's stockholders and the financial community through participation in virtual industry conferences and investor roadshows, which provided management the opportunity to communicate with securities analysts, portfolio managers, investors, rating agencies and investment bankers. Those attending the conferences have an opportunity to receive information about the Company and interact with the management team. Management also interacts with investors on a routine basis through various channels including, but not limited to, certain events and venues such as one-on-one discussions with new and existing stockholders throughout the year and quarterly and ongoing financial conference calls. Additionally, management periodically holds investor days with an accompanying tour of our facilities. Communications made during outreach efforts are done so in accordance with our Regulation FD policy.
7 - EXECUTIVE COMPENSATION

The Compensation Committee annually reviews our executive compensation program. In fulfilling this responsibility, the Committee considers a variety of factors, including market trends and best practices for aligning compensation with our business strategy and overall objectives, the Company's strong culture across its businesses, the creation of stockholder value, and promoting a pay-for-
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 27

performance culture. The Committee also considers market data for the Company’s peer group and industry published survey data provided by FW Cook. This Executive Compensation section provides additional information on our program, including the plans under which performance incentive awards are granted to the executive officers.
2023 Stock and Incentive Compensation Plan (2023 SICP)
In 2023, stockholders approved the Company's 2023 SICP under which employees and non-employee directors are eligible to receive equity awards. The full text of the 2023 SICP can be reviewed in our proxy statement that was filed with the SEC on March 21, 2023. The 2023 SICP enhances stockholder value by ensuring that employees and directors have a proprietary interest in our growth and financial success. The Board has the authority to determine the number and type of equity or stock awards to be granted to employees and directors under the 2023 SICP.
Report of the Compensation Committee on Compensation Discussion and Analysis
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with the Company's management. The Compensation Committee, based on its review and discussions, recommended to the Board that the following Compensation Discussion and Analysis be included in this Proxy Statement and filed with the SEC.
The information in this Report shall not be considered “soliciting material,” or to be “filed” with the SEC nor shall this information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company incorporated it by specific reference.
This Report is provided by the following independent directors who comprise the Compensation Committee:
THE COMPENSATION COMMITTEE

Lisa G. Bisaccia, Chair	Ronald G. Forsythe, Jr.	Paul L. Maddock, Jr.	Sheree M. Petrone
Compensation Discussion and Analysis
Throughout the Compensation Discussion and Analysis section of this Proxy Statement, we will provide information on the Company's NEOs, the structure and components of our executive compensation program, as well as various considerations and actions taken throughout the year by the Compensation Committee as it relates to the compensation for the NEOs.
Named Executive Officers

In this section, we identify five individuals in accordance with Item 402(a)(3) of Regulation S-K. These individuals are collectively referred to as the "Named Executive Officers" or "NEOs."
The following employees were Named Executive Officers in 2023:
•Jeffry M. Householder, President and CEO
•Beth W. Cooper, Executive Vice President, CFO, Treasurer and Assistant Secretary
•James F. Moriarty, Executive Vice President, General Counsel, Corporate Secretary and Chief Policy and Risk Officer
•Jeffrey S. Sylvester, Senior Vice President and Chief Operating Officer
•Kevin J. Webber, Senior Vice President and Chief Development Officer
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 28

Strong Performance in 2023

As a result of the collective efforts of the Chesapeake Utilities team, we generated strong financial results in 2023, including for those metrics that are tied to performance-based compensation. In 2023, Chesapeake Utilities delivered its 17th year of consecutive record earnings, excluding transaction costs related to our Florida City Gas acquisition, despite rising interest rates and significantly warmer temperatures. Our team executed on all fronts, with our legacy businesses continuing to make growth investments, advance regulatory initiatives and prudently manage expenses. Our regulated natural gas distribution businesses gained customers at more than twice the national average, we executed on several opportunities to expand our natural gas transmission systems, and our non-regulated businesses also contributed meaningfully. In late 2023, we successfully completed our FCG acquisition and began to integrate the business, which we anticipate will drive significant incremental earnings growth, as we deploy our operational and regulatory expertise on a broader scale.

BASIC EARNINGS PER SHARE*
5-Year CAGR Earnings Growth - 9.0%
For 2023, adjusted net income*, which excludes transaction-related expenses in connection with the acquisition of FCG, was $97.8 million compared to $89.8 million in 2022, representing approximately 9% growth. Adjusted EPS* for 2023 was $5.33 compared to $5.07 per share reported in the prior-year, representing growth of more than 5%. This was driven by contributions from regulatory initiatives, organic growth in our natural gas distribution businesses, continued pipeline expansion projects, increased propane margins and fees and contributions from FCG. These improvements were partially offset by warmer weather in several service territories, increased interest expense, and the impacts of the FCG acquisition financing. Our EPS for 2019 through 2023 are as follows:

ANNUALIZED DIVIDEND GROWTH
5-Year CAGR Dividend Growth - 9.8%
Chesapeake Utilities Corporation has paid dividends to its stockholders for 63 consecutive years and has increased its annualized dividends for 20 consecutive years. Over the past five years, the annual dividend has increased from $1.62 to $2.36, representing an average growth rate of 9.8%, while also enabling us to retain a significant portion of earnings to reinvest back into our businesses to fund future growth. This resulted in an annualized dividend of $2.36 per share in 2023. Our annualized dividend per share from 2019 through 2023 is as follows:

*2023 results represent Adjusted EPS and net income while 2019 through 2022 represent EPS and net income on a GAAP basis. Adjusted EPS and net income excludes FCG transaction-related expenses.
AVERAGE ANNUALIZED AND TOTAL SHAREHOLDER RETURN
The combination of dividends and stock price performance produced an average annualized shareholder return for the past 5, 10 and 20-year periods ended December 31, 2023 that ranged from approximately 7% to 13%. The following charts reflect Chesapeake Utilities' total shareholder return as compared to the median and 75th percentile of our performance peer group. The performance peer group is comprised of the following companies: Atmos Energy Corporation, Black Hills Corporation, New Jersey Resources Corporation, NiSource Inc., Northwest Natural Holding Co., Northwestern Corporation, ONE Gas, Inc., RGC Resources, Inc., Spire Inc., and Unitil Corporation.

CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 29

AVERAGE ANNUALIZED SHAREHOLDER RETURN

7%
4%
1%
12%
10%
8%
13%
10%
9%
5 Year
10 Year
20 Year
Chesapeake Utilities Corporation
75th percentile of our peer group
Median of our peer group

CUMULATIVE TOTAL SHAREHOLDER RETURN

969%
583%
478%
219%
165%
120%
42%
20%
4%
5 Year
10 Year
20 Year
Chesapeake Utilities Corporation
75th percentile of our peer group
Median of our peer group

INVESTING FOR FUTURE GROWTH
We have invested more than $1.9 billion over the last five years, which represents approximately 72% of the Company's total capitalization (including short-term borrowings) of $2.6 billion at December 31, 2023. Future growth is generated in part from the success in identifying and making profitable capital investments that accelerate change and fuel future earnings growth and new opportunities. Our performance is driven in part by our steadfast commitment to pursuing growth opportunities with discipline, determination and drive. Our results are a culmination of the growth efforts that have been underway for some time coupled with our ability to identify and drive other earnings opportunities including new pipeline expansion projects, distribution extensions to new areas, new acquisitions, and new unregulated service offerings. Our earnings growth, because of the significance of our regulated operations, is driven by the additional capital investments we make. To sustain or increase our earnings growth rate, we invest in additional capital expenditures that generate returns equal to or greater than their respective target returns.
Strategic Growth

We are focused on identifying and developing opportunities across the energy value chain, with emphasis on midstream and downstream investments that are accretive to earnings per share, consistent with our long-term growth strategy and focus on a more sustainable future. Our diverse asset base includes a foundation of regulated businesses and a portfolio of related unregulated energy businesses. We are continuing to pursue and develop new growth opportunities and regulatory strategies that build upon our core platform. On November 30, 2023, the Company completed the acquisition of Florida City Gas for $923.4 million in cash, including working capital adjustments, pursuant to the previously disclosed stock purchase agreement with Florida Power & Light Company. Upon completion of the acquisition, FCG became a wholly-owned subsidiary of the Company and is included within the Company's Regulated Energy segment. FCG serves approximately 120,000 residential and commercial natural gas customers across eight counties in Florida, including Miami-Dade, Broward, Brevard, Palm Beach, Hendry, Martin, St. Lucie and Indian River. Its natural gas system includes approximately 3,800 miles of distribution main and 80 miles of transmission pipe. Results for FCG are included within the Company’s consolidated results from the acquisition date. Because of the magnitude of the FCG acquisition, the Company introduced annual earnings per share guidance for 2024 and expanded the long-term guidance from 2025 through 2028, increasing the projected EPS by approximately 8% annually. The Company also introduced 2024 capital guidance of $300 million to $360 million in conjunction with its new five-year capital guidance of $1.5 billion to $1.8 billion for 2024 through 2028. The expanded and updated guidance reflects the investment opportunities within and surrounding FCG, incremental margin opportunities present across the Company’s value chain, regulatory initiatives, operating synergies and other factors. For additional information please view our financial results for the year ended December 31, 2023, as filed with the SEC.
Executive Compensation Program

The executive compensation program is designed to attract and retain talented executive officers and to incentivize both short-term and long-term financial and operational performance, without encouraging unnecessary risk. The Compensation Committee retains discretion in administering all awards and performance goals, and determining performance achievement. The following provides the components of our executive compensation program.
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 30

TOTAL DIRECT COMPENSATION FOR THE NEOs
Base Salary	Short-Term Cash Incentive Award	Long-Term Equity Incentive Award
Fixed Compensation	At-risk compensation with a 1-year performance period	At-risk compensation with a 3-year performance period
See page 34 for additional information.	See page 34 for additional information.	See page 35 for additional information.

BENEFIT PLANS AND PERQUISITES AVAILABLE TO CERTAIN EMPLOYEES, INCLUDING NEOs
Retirement Savings Plan	•	The Retirement Savings Plan is available to all eligible employees of the Company and its subsidiaries
•
Employees who participated in the Retirement Savings Plan in 2023 received matching contributions of up to 6% of eligible cash compensation deferred in the plan up to the applicable statutory compensation limit. The IRS limits the amount of pre-tax contributions that a participant may make to their Retirement Savings Plan.

	•	Employees of the Company and its subsidiaries, as applicable, are eligible to receive an additional supplemental employer contribution on non-stock compensation at the discretion of the Company
NQDC Plan	•
Extends the Retirement Savings Plan, on a non-qualified basis, for deferral of compensation that is in excess of the tax code limitations, as well as for Company matching and supplemental contributions on such excess cash deferrals under the same terms as the Retirement Savings Plan for a select group of management employees

•
Select employees of the Company and its subsidiaries, as applicable, are also eligible to receive an additional supplemental employer contribution at the discretion of the Company if such a contribution would have been made in the Retirement Savings Plan absent the compensation limit

	•	Cash incentive awards may be deferred and paid at a later, predesignated time. Deferred cash incentive awards are eligible for matching and supplemental contributions by the Company.
	•	Equity incentive awards may be deferred for later settlement
Benefits /Perquisites	•	Executives participate in the same benefits that are available to all employees of the Company
	•	The All Other Compensation column of the Summary Compensation Table provides benefits where the aggregate value is more than $10,000
•
On behalf of each employee, the Company pays an annual premium in connection with term life insurance. The life insurance benefit of two times base salary is capped at $1,000,000, which limits the benefit to highly compensated employees.

	•	Company-owned vehicles are available to the NEOs. Company vehicles are treated as imputed income for any personal use of the vehicle and is filed with the IRS on Form W-2.
	•	Employees have the ability to purchase propane at a discounted rate
The Compensation Committee believes that this compensation program aligns the financial interests of the executive officers with the interests of stockholders. The Committee's approach to executive compensation encompasses practices that focus on a fair, reasonable and competitive executive compensation program while also aligning total compensation with our business objectives and performance, thereby focusing on stockholder value. The mix of base salary and performance-based incentive awards promote a pay-for-performance culture. In addition to those practices described above, several other practices encompassed in our executive compensation program are as follows:
•A compensation recovery policy is in place that complies with the Dodd-Frank Wall Street Reform and Consumer Protection Act and related NYSE rules which requires the repayment by a named executive officer if an incentive award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations, or other administrative error)
•Engaging in hedging transactions related to the Company's stock is prohibited, as well as pledging the Company's stock as collateral for a loan or holding the Company's stock in a margin account
•The Company does not provide excise tax gross-up protections
•Stock ownership guidelines are in place that require attaining a certain ownership threshold within a specific time period
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 31

Determination of Compensation

Role of the Compensation Committee. The Compensation Committee is solely responsible for the oversight and administration of our executive compensation program. The Committee designs, recommends to the Board for adoption as appropriate, and administers the policies and practices related to executive compensation. The Committee, to the extent that it deems appropriate (and, in the case of any of the Company's employee benefit plans, to the extent permitted by the plan), may delegate the day-to-day administration of matters under its authority to employees of the Company, or a subcommittee, subject in all cases to the Committee's oversight responsibility. The Compensation Committee believes that the most effective compensation program is one that is designed to ensure that total compensation is fair, reasonable and competitive. The primary objectives in creating an effective compensation program are to:
•Develop an appropriate mix of compensation to enhance performance that aligns the financial interests of the executive officers with the interests of our stockholders;
•Structure the program to attract high-quality executive talent that will incentivize performance that focuses on achieving our short and long-term goals; and
•Contribute to effective development of talent through internal processes such as performance evaluations, succession planning, and leadership development.
The Compensation Committee annually reviews the executive compensation program to align (i) the program with the Company's objectives; (ii) the components of each element of compensation to arrive at a proper overall compensation level; and (iii) the compensation with that earned by executive officers in comparable positions at peer companies.
Role of Management. The Chief Executive Officer participates in establishing the compensation targets and payout levels for the other NEOs. The Chief Executive Officer assesses the performance for the NEOs and recommends to the Compensation Committee the overall levels of achievement and the extent to which performance targets were attained. Upon request, supplemental materials are provided by management to the Compensation Committee to assist in making its determinations in regards to the overall levels of achievement. The Chief Executive Officer is not involved in any part of the setting of any component of his compensation. The Chief Executive Officer and other members of senior management attend Compensation Committee meetings only at the invitation of the Compensation Committee or the Chief Executive Officer.
Role of Independent Compensation Consultant. The Compensation Committee engaged FW Cook as its independent compensation consultant to assist in reviewing and assessing the competitiveness of the Company's executive compensation program. FW Cook advises the Compensation Committee on executive compensation and non-employee director compensation matters. FW Cook does not provide any other services to the Company.
Accounting and Tax Considerations. The Company’s 2023 executive compensation program is similar to the program the Compensation Committee established in prior years. We refer you to our discussion in the Compensation Discussion and Analysis section of this Proxy Statement for further information regarding our executive compensation program design, including performance-based compensation. Prior to establishing the executive compensation program for the ensuing year, consideration is given to the accounting and tax treatment of certain forms of compensation. Effective January 1, 2019, the United States Tax Cuts and Jobs Act provided that all remuneration in excess of $1 million in a single year, including most performance-based compensation payable to the Chief Executive Officer, Chief Financial Officer or to any one of the Company’s three most highly compensated executive officers is not deductible for federal income tax purposes.
Companies in Our Peer Group. In January 2023, FW Cook prepared a market analysis that compared our compensation practices for base salary, target cash compensation, and target total direct compensation against those in an energy industry survey group. FW Cook also compared our compensation practices to the following gas, electric and diversified utilities (collectively, our "Compensation Peer Group"): MGE Energy, Inc., Northwest Natural Holding Co., South Jersey Industries, Inc., Spire Inc., Suburban Propane Partners, LP, and Unitil Corporation. The Compensation Committee reviewed and discussed the market analysis with FW Cook. The market analysis reflected that target total direct compensation for the NEOs was, in aggregate, within a competitive range of the market median (within +/-15%) for the survey data. Our short-term and long-term incentive programs include financial metrics that are benchmarked against peer companies. The performance peer group established by the Compensation Committee relating to our long-term incentive program for the 2023-2025 performance period is comprised of the following companies which are similar to ours in terms of business operations: Atmos Energy Corporation, Black Hills Corporation, New Jersey Resources Corporation, NiSource Inc., Northwest Natural Holding Co., Northwestern Corporation, ONE Gas, Inc., RGC Resources, Inc., Spire Inc., and Unitil Corporation.
Say-on-Pay. The Compensation Committee will consider advisory stockholder votes in the future when determining executive compensation. The Board adopted annual say-on-pay advisory votes as supported by our stockholders.
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 32

Compensation Practices

Process and Controls. We have controls in place that discourage unnecessary risk-taking. The NEOs simultaneously participate in the 2015 Cash Plan and the 2023 SICP, which provides multiple performance criteria at any given time. The Compensation Committee has discretion and the ability to adjust awards based on an NEO's individual performance. Several other features of the cash incentive award process further mitigate risk-taking and exposure, including the following: (i) financial results for the respective award period are reviewed by the Audit Committee prior to the issuance of any cash incentive award; (ii) the target for the cash incentive award is set at an amount that approximates the median cash incentive award of an industry peer group; and (iii) each cash incentive award features a cap (a maximum of 200% of the target) on the maximum amount that can be earned for any performance period, as well as an absolute dollar limit set under the terms of the 2015 Cash Plan.
The equity incentive awards compensate NEOs for improving stockholder value by achieving growth in TSR as well as growth in earnings, while investing for future long-term earnings growth. The Compensation Committee believes that these awards do not encourage unnecessary risk-taking since part of the ultimate value of the award is tied to the Company’s stock price and awards are staggered and cover a multi-year performance period. Additionally, several other features of the equity incentive award process further minimize potential risk: (i) financial results for the respective award year are reviewed by the Audit Committee prior to the issuance of any equity incentive award; (ii) all three performance metrics over the relevant performance periods are benchmarked against the same measures for a peer group of natural gas distribution companies, and the average ROE performance component is compared to predetermined ROE thresholds that are established by the Compensation Committee; and (iii) each equity incentive award features a cap (a maximum of 200% of the target) on the maximum amount that can be earned in any year. The Compensation Committee believes that the 2015 Cash Plan and the 2023 SICP appropriately balance risk and the desire to focus on areas considered critical to the short-term and long-term growth and success of the Company.
The Compensation Committee has adopted additional practices to ensure diligent and prudent decision-making and review processes. The practices that are in place to manage and control risk include:
•    Cash incentive and equity incentive awards include performance components that are tied to the Company's strategic plan and capital budget, which are reviewed and approved by the Board;
•    During its goal-setting process, the Compensation Committee considers prior years' performance relative to future expected performance to assess the reasonableness of the goals;
•    The 2015 Cash Plan and the 2023 SICP include both performance and profitability measures, thus balancing growth with value creation;
•    The Compensation Committee retains discretion in administering all awards and performance goals, and in determining performance achievement;
•    Each NEO is subject to stock ownership guidelines commensurate with their position that requires attaining and maintaining a specific stock ownership threshold, which stock, together with the NEO's equity awards, could lose significant value over time if the Company were exposed to inappropriate or unnecessary risks that could affect the Company's stock price; and
•    A compensation recovery policy is in place that requires the repayment by a named executive officer if an incentive award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate for any reason.
In January 2023, FW Cook provided the Compensation Committee with a market analysis that compared the Company’s executive compensation with market data for the Company’s peer group, as well as with energy industry survey data. The peer companies used for the comparison data are described under the Companies in Our Peer Group section in this Proxy Statement. Target total direct compensation for the NEOs was, in aggregate, within a competitive range of the market median (within +/-15%) for the survey data. The Company reviewed its compensation programs applicable to all employees in conjunction with the risks that were identified and included in the Company's Annual Report on Form 10-K and determined that these programs do not create risk that could result in a material adverse effect on the Company.
Stock Ownership and Retention Guidelines. The Corporate Governance Committee is responsible for the development, oversight, and monitoring of stock ownership guidelines. In November 2014 and November 2022, the Board amended the ownership guidelines upon the recommendation of the Corporate Governance Committee, replacing those guidelines adopted by the Board in 2006. The amended stock ownership guidelines include recommendations made by FW Cook.
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 33

The stock ownership guidelines promote long-term profitability by aligning the interests of the NEOs with those of the Company's stockholders and mitigating potential compensation related-risk. The Chief Executive Officer's stock ownership requirement is five times base salary, and all other NEOs are at three times base salary. The stock ownership requirements can be achieved through several means, including outright ownership of shares by the NEOs and their immediate family members (as defined by SEC rules and regulations and including shares held in trust), making purchases on the open market, making optional cash investments through our Dividend Reinvestment and Direct Stock Purchase Plan, and earning performance incentive shares awarded by the Compensation Committee upon completion of the relevant performance period. Once a NEO attains the ownership requirement, the NEO will remain in compliance with the ownership guidelines despite future changes in the stock price and base salary, as long as the NEO continues to own shares equal to the number of shares owned at the time the ownership requirement is met.
Key Compensation Decisions

Base Salary. Base Salary is a fixed compensation element that is set at competitive levels in order to attract and retain executive officers with skills and attributes that align with our culture and strategic goals. In January 2023, the Compensation Committee reviewed and discussed the market analysis that was prepared by FW Cook to assess the competitiveness of base salary levels. FW Cook's market assessment compared the Company's base salaries for the NEOs against market data for the Company's peer group, as well as from industry published survey data. FW Cook concluded that base salaries for the NEOs are within a competitive range of the market median (within +/-15%) for the survey data. Various factors such as experience, depth of responsibility, tenure, internal equity, and performance may drive variances to market. The Compensation Committee considered the following prior to setting base salaries for 2023: results of the market assessment performed by FW Cook; functional role of the position; scope of the individual’s responsibilities; prior year’s performance; internal equity and competitive nature of our business. For 2023, on average, base salaries for the NEOs increased by approximately 5% over their respective base salaries established for the prior year.
Cash Incentive Award. Short-term cash incentive compensation is one of two at-risk elements that incentivize NEOs to achieve pre-established financial and non-financial performance metrics over an annual period. In February 2023, after consideration and approval by the Board, the Compensation Committee granted cash incentive awards to each NEO under the 2015 Cash Plan. Generally, the target cash incentive award opportunity for each NEO is set at an amount that approximates the median prevailing practices of the industry peer group and broader energy industry for comparable positions. The payout opportunity for the cash incentive award ranges from 0% to 200% of the target award and actual payout is based on the achievement of financial and non-financial performance targets at the end of the applicable performance period. The performance period for the 2023 cash incentive award was from January 1, 2023 through December 31, 2023. The financial performance target for the 2023 cash incentive award is based upon a band centered around an EPS target of $5.48. Each NEO also had established individual goals to determine the extent to which the individual met their non-financial target. For 2023, the NEOs' individual performance goals were centered around the Company's organizational imperatives - Safety, Team, Service, Improve, and Grow. All of our strategic objectives, initiatives, performance goals, and evaluation criteria relate to one or more of these imperatives. The Compensation Committee may use its discretion to adjust a participant’s cash incentive payout amount to take into account certain factors over which participants have no or limited control. The Compensation Committee also reserves the right to consider additional performance criteria for the Chief Executive Officer related to pursuing strategic or operational opportunities.
The following table shows each NEO's target cash incentive award based on their applicable base salary as of April 1, 2023, weighting for the performance targets, and actual achievement of the performance targets. In February 2024, the Compensation Committee reviewed achievement of each NEO's applicable performance goals and, after consideration and approval by the Board, authorized the cash incentive award payouts reflected below. The payouts comprised between 15% and 21% of each NEO's total direct compensation (with base salary at 4/1/2023) and were approximately 86% of each NEO’s respective target award opportunity.

2023 CASH INCENTIVE AWARD
NEO	Base Salary (at 4/1/2023)	Cash Opportunity (% of Base Salary)	Award at Target (100%)	Weighting for the Performance Targets(1)		Actual Achievement of Performance Targets and Associated Payout(1)		Payout Reflected in Summary Compensation Table
				Non-Financial	Financial	Non-Financial	Financial
Jeffry M. Householder	$786,240	95%	$746,928	20%	80%	$123,855	$516,059	$639,914
Beth W. Cooper	$447,720	55%	$246,246	20%	80%	$41,682	$170,134	$211,816
James F. Moriarty	$447,720	55%	$246,246	20%	80%	$42,533	$170,134	$212,667
Jeffrey S. Sylvester	$396,000	45%	$178,200	20%	80%	$30,164	$123,120	$153,284
Kevin J. Webber	$339,040	45%	$152,568	20%	80%	$25,298	$105,411	$130,709
1 For the non-financial performance component, the NEOs achieved 96% to 100% of the applicable target. An EPS multiplier of 86.36% was applied to the achievement of each NEO's financial and non-financial performance components.
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 34

Equity Incentive Awards. Long-term equity incentive compensation is the second at-risk element that is designed to reward NEOs for improving stockholder value by achieving growth in earnings while investing in the future growth of our businesses. The Compensation Committee is authorized to grant equity incentive awards to NEOs under the 2023 SICP. While the 2023 SICP authorizes the issuance of several types of equity or equity-based awards, the Company’s long-term incentive awards to NEOs have historically been 100% performance-based, featuring annual grants of shares that are awarded if pre-established performance targets are achieved at the end of the performance period (a three-year or transition performance period). The target equity award is a number of shares equivalent to the dollar value based on a percentage of base salary. The actual award earned for each NEO depends on actual performance at the end of the performance period as compared to the performance targets. Awards are granted for each performance period pursuant and subject to the terms of performance share agreements entered into by each NEO and the Company. In accordance with the 2023 SICP, the Compensation Committee has discretion to make adjustments (i) to applicable performance criteria, (ii) to applicable financial or other results achieved, or (iii) the manner in which applicable financial or other results are calculated or evaluated for purposes of determining whether performance criteria were satisfied to account for extraordinary events during or associated with the applicable performance period.
Performance Weighting and Payout Opportunity. The Compensation Committee approved the following performance components in connection with the equity incentive awards.

Performance Component	Benchmark and Description of Benchmark	% of Target Award	Payout Opportunity for Each Performance Component
			Minimum	Threshold	Target	Maximum
TSR	Total shareholder return compared to the total shareholder returns of companies included in the performance peer group for the period. Shareholder Return incentivizes executives to generate additional value for our stockholders.	30%	0%	50%	100%	200%
Growth in Long-Term Earnings	Total capital expenditures as a percentage of total capitalization as compared to companies in the performance peer group for the period. In the long-term, the Company’s growth in earnings per share is dependent upon continuous investment of capital at levels sufficient to drive future earnings growth.	35%	0%	50%	100%	200%
ROE	Average ROE compared to predetermined ROE targets and the ROE relative to the performance peer group. ROE measures the Company’s ability to generate current income using equity investors’ capital.	35%	0%	25%	100%	200%
Relative Performance for TSR and Growth. The Compensation Committee evaluates achievement of the TSR and Growth in Long-Term Earnings performance components based upon evaluating the Company's performance relative to the peer group over the applicable thirty-six month performance period. The payout opportunity is based on the Company's percentile ranking against the companies in the peer group for each of these two performance components as shown in the table below.

Percentile Ranking as Compared To Companies in the Performance Peer Group	Percentage of Payout of Target Equity Incentive Award
Less than 40th percentile	0%
40th – 49th percentile	50% - 74%
50th – 54th percentile	75% - 99%
55th – 59th percentile	100% - 124%
60th – 64th percentile	125% - 149%
65th – 69th percentile	150% - 174%
70th – 80th percentile	175% - 199%
Greater than 80th percentile	200%
Relative Performance for ROE. The Compensation Committee evaluates achievement of the ROE component based on the matrix provided below. NEOs are evaluated based both on the Company's average ROE over the three-year performance period as compared to predetermined ROE thresholds of 10% to a maximum of 12% and relative to the ROE performance of the peer group.
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 35

	Percentile Rank	Payout Matrix
Maximum	75%	75%	125%(1)	175%	200%
Target	50%	50%	75%	100%	150%
Threshold	25%	25%	50%	75%	100%
		Threshold	Low Target	Target	Maximum
		10.00%	10.50%(2)	11.00%(2)	12.00%
		3 YEAR AVERAGE ROE COMPARED TO FIXED TARGETS
(1) Equity awards granted for the 2021-2023 and 2022-2024 performance periods are 100%.
(2) Equity awards granted for the 2021-2023 and 2022-2024 performance periods have a Low Target and Target of 11.00% and 11.25%, respectively.

EQUITY INCENTIVE AWARDS AT THRESHOLD, TARGET AND MAXIMUM
NEO	2023-2025 Performance Period			2022-2024 Performance Period			2021-2023 Performance Period
	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
	(50%)	(100%)	(200%)	(50%)	(100%)	(200%)	(50%)	(100%)	(200%)
Jeffry M. Householder	6,441	12,882	25,764	4,889	9,778	19,556	5,461	10,923	21,846
Beth W. Cooper	2,305	4,609	9,218	1,909	3,818	7,636	2,138	4,276	8,552
James F. Moriarty	2,305	4,609	9,218	1,909	3,818	7,636	2,138	4,276	8,552
Jeffery S. Sylvester	1,189	2,378	4,756	931	1,862	3,724	1,028	2,057	4,114
Kevin J. Webber	1,018	2,035	4,070	843	1,686	3,372	1,028	2,057	4,114
Equity Incentive Award Granted in 2023. In February 2023, after consideration and approval by the Board, the Compensation Committee granted the following performance-based equity incentive awards to each NEO for the January 1, 2023 through December 31, 2025 performance period:

EQUITY INCENTIVE AWARD OPPORTUNITY FOR THE 2023-2025 PERFORMANCE PERIOD
NEO	Base Salary (at 4/1/2023)	Opportunity (% of Base Salary)	Target Equity Value	Average Closing Stock Price (11/1/2022-12/31/2022)	Target Equity Shares
Jeffry M. Householder	$786,240	191%	$1,501,718	$116.57	12,882
Beth W. Cooper	$447,720	120%	$537,264	$116.57	4,609
James F. Moriarty	$447,720	120%	$537,264	$116.57	4,609
Jeffrey S. Sylvester	$396,000	70%	$277,200	$116.57	2,378
Kevin J. Webber	$339,040	70%	$237,328	$116.57	2,035
The performance peer group used to measure performance for the 2023-2025 performance period is described under the Companies in Our Peer Group section in this Proxy Statement. The performance share agreement applicable to these awards is filed as Exhibit 10.13 of our Annual Report on Form 10-K for the period ended December 31, 2023.
2021 Equity Incentive Awards. The 2021 Equity Incentive Awards were granted for performance over the three-year period from January 1, 2021 through December 31, 2023. These awards vested in 2023. The Compensation Committee met in February 2024 to review the extent to which the NEOs earned the awards. During the performance period: (i) with respect to the TSR component, our TSR for the three years ended December 31, 2023 was at the 35th percentile compared to the peer companies’ TSR for the same period, and (ii) with respect to the Growth in Long-Term Earnings component, total capital expenditures as a percentage of total capitalization for the Company was at the 84th percentile of our peer group. For the purposes of calculating the Earnings Performance component, the average ROE for the three years ended December 31, 2023 for the Company was 11.14%, which represented the 97th percentile. The NEOs received a payout of 0% of the target for the TSR component, 200% of the target for the Growth in Long-Term Earnings component, and 142% of the target for the ROE component. The shares received for the performance-based equity incentive awards comprised between 28% and 45% of total direct compensation for each named executive officer and were approximately 120% of each NEO’s respective target opportunity based on performance over the period from January 1, 2021 through December 31, 2023 as reflected in the table below. In addition, dividends on equity incentive awards that vest based upon achievement of performance goals accrue in the form of dividend equivalents during the performance period and are paid to the respective executive only on actual shares earned, if any.
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 36

ACHIEVEMENT OF 2021 EQUITY INCENTIVE AWARDS FOR THE 2021 - 2023 PERFORMANCE PERIOD
NEO	Target Shares	TSR (30% Weighting)	Growth in Long-Term Earnings (35% Weighting)	ROE (35% Weighting)	Actual Payout
Jeffry M. Householder	10,923	—	7,646	5,429	13,075
Beth W. Cooper	4,276	—	2,993	2,125	5,118
James F. Moriarty	4,276	—	2,993	2,125	5,118
Jeffrey S. Sylvester	2,057	—	1,440	1,022	2,462
Kevin J. Webber	2,057	—	1,440	1,022	2,462
Stock Vested During 2023

In February 2024, after consideration and approval by the Board, the Compensation Committee approved payouts associated with the 2021 Equity Incentive Awards for the NEOs as described above in the 2021 Equity Incentive Awards section in this Proxy Statement. These equity incentive awards vested in 2023.

STOCK VESTED DURING 2023
NEO	Date Shares Awarded	Number of Shares Acquired on Vesting(1)	Closing Stock Price on 2/20/2024	Value Realized on Vesting
Jeffry M. Householder	2/20/2024	13,075	$105.02	$1,373,137
Beth W. Cooper	2/20/2024	5,118	$105.02	$537,492
James F. Moriarty	2/20/2024	5,118	$105.02	$537,492
Jeffrey S. Sylvester	2/20/2024	2,462	$105.02	$258,559
Kevin J. Webber	2/20/2024	2,462	$105.02	$258,559
1 The shares awarded and corresponding value realized reflect shares awarded in February 2024 to each NEO for the three-year performance period ended December 31, 2023.
Executive Compensation
Summary Compensation Table

The following table provides information on compensation earned by the NEOs for the years ended December 31, 2023, 2022 and 2021. In determining the individuals to be included in this table, we considered the roles and responsibilities of individuals serving at the Company and its subsidiaries during 2023, as well as total compensation (reduced by the change in pension value and non-qualified deferred compensation earnings), for the year ended December 31, 2023.

2023 SUMMARY COMPENSATION TABLE						Change in Pension Value and NQDC Earnings(4)(5)
NEO and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)		All Other Compensation(6)	Total
Jeffry M. Householder President and Chief Executive Officer	2023	$778,680	$150,000	$1,664,792	$639,914	$—	$36,119	$3,269,505
	2022	$747,000	$—	$1,209,353	$620,304	$—	$191,759	$2,768,416
	2021	$715,000	$—	$1,122,109	$897,409	$—	$182,471	$2,916,989
Beth W. Cooper Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	2023	$443,415	$100,000	$595,640	$211,816	$—	$54,987	$1,405,858
	2022	$425,375	$—	$472,214	$201,033	$—	$37,834	$1,136,456
	2021	$407,500	$—	$439,269	$285,630	$—	$79,238	$1,211,637
James F. Moriarty Executive Vice President, General Counsel, Corporate Secretary and Chief Policy and Risk Officer	2023	$443,415	$85,000	$595,640	$212,667	$—	$27,970	$1,364,692
	2022	$425,375	$—	$472,214	$201,033	$—	$46,230	$1,144,852
	2021	$407,500	$—	$439,269	$286,206	$—	$70,014	$1,202,989
Jeffrey S. Sylvester Senior Vice President and Chief Operating Officer	2023	$386,999	$100,000	$307,318	$153,284	$—	$39,670	$987,271
	2022	$360,000	$—	$230,294	$135,355	$—	$43,224	$768,873
	2021	$307,500	$—	$211,314	$173,120	$—	$43,146	$735,080
Kevin J. Webber Senior Vice President and Chief Development Officer	2023	$335,780	$100,000	$262,991	$130,709	$—	$35,293	$864,773
	2022	$322,000	$—	$208,526	$123,043	$—	$48,407	$701,976
	2021	$307,500	$—	$211,314	$173,468	$—	$66,357	$758,639
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 37

1On February 20, 2024, the Compensation Committee approved discretionary cash bonuses for Messrs. Householder, Moriarty, Sylvester and Webber and Ms. Cooper in connection with each NEO's efforts related to the Company's acquisition of Florida City Gas in 2023. The cash bonus awards were paid in the amounts reflected in the applicable rows of the Summary Compensation Table and were issued to the NEOs under the Company's 2015 Cash Plan, which authorized the Compensation Committee to grant discretionary bonuses.
2For the NEOs we calculated the aggregate grant date fair value of the performance-based equity incentive awards for each performance period based on the estimated compensation costs on the grant date in accordance with Financial Accounting Standards Board ASC Topic 718. We estimate the percent of which the Growth in Long-Term Earnings component and the Earnings Performance component are likely to be earned. The equity incentive awards have been recorded at the grant date fair value, which is based on the closing price on the grant date. We also evaluated the likelihood of earning the TSR component for the respective performance periods. We first determined the aggregate fair value of the award using a third-party model. The Company's TSR was then compared to the companies in our performance peer group using a Monte Carlo stock simulation. The Monte Carlo stock simulation estimated a percentile ranking for the TSR component, which is used to determine the payout percentage. The performance share fair value for the TSR component was generated from the third-party model and used to calculate the aggregate grant date fair value of this component of the award. The number of actual performance shares earned will range from 0% to 200% of the target performance shares depending on the applicable performance period and actual performance as compared to the performance goals. The following table sets forth the factors associated with the estimated compensation costs for each performance period.

ESTIMATED PAYOUT FOR EQUITY INCENTIVE AWARDS
			Performance-Based Equity Awards			Market-Based Equity Awards
Year	Performance Period	Grant Date	Growth in Long-Term Earnings	ROE	Fair Value Per Share	TSR	Monte Carlo Estimated Percentile Ranking	Fair Value Per Share
2023	2023-2025	2/22/2023	100%	100%	$123.60	100%	53%	$142.38
2022	2022-2024	2/23/2022	100%	100%	$129.99	100%	44%	$108.96
2021	2021-2023	2/23/2021	100%	100%	$104.01	100%	47%	$99.74
If the maximum awards were achieved for the NEOs for the 2023-2025 performance period as reflected in the 2023 row of the Summary Compensation Table, each award would be valued as follows: Householder - $3,329,585, Cooper - $1,191,279, Moriarty - $1,191,279, Sylvester - $614,637, and Webber - $525,982. If the maximum awards were achieved for the NEOs for the 2022-2024 performance period as reflected in the 2022 row of the Summary Compensation Table, each award would be valued as follows: Householder - $2,418,706, Cooper - $944,428, Moriarty - $944,428, Sylvester - $460,588, and Webber - $417,052. If the maximum awards were achieved for the NEOs for the 2021-2023 performance period as reflected in the 2021 row of the Summary Compensation Table, each award would be valued as follows: Householder - $2,244,218, Cooper - $878,538, Moriarty - $878,538, Sylvester - $422,628, and Webber - $422,628. Actual awards earned for the 2021-2023 performance period are reflected in the 2021 Equity Incentive Awards section.
3 NEOs received payment in March 2024, March 2023, and March 2022 for performance during 2023, 2022, and 2021 respectively. Mr. Webber was previously granted a long-term cash incentive award for the 2018-2020 performance period which was established by the Chief Executive Officer and described in the Company's Proxy Statement filed with the SEC on March 22, 2021. Mr. Webber's actual payout for the 2018-2020 performance period was $172,013, which vested and was paid to Mr. Webber in 2021 and is included in the applicable row in the Summary Compensation Table. The awards are granted pursuant to the 2015 Cash Plan.
4 During the fourth quarter of 2021, we formally terminated the Company's defined benefit Pension Plan which was frozen as of January 1, 2005. None of the NEOs participated in the Pension Plan except for Ms. Cooper who received a lump sum payout at termination of the Pension Plan of $268,929 on November 15, 2021 which was actuarially equivalent to Ms. Cooper's full vested accrued benefit in the Pension Plan. No further Pension Plan benefits are due. The Company's defined benefit Pension SERP plan was frozen as of January 1, 2005. None of the NEOs participate in the Company’s Pension SERP Plan.
5 Dividends on deferred stock units (which are settled on a one-for-one basis in shares of common stock) are the same as dividends paid on the Company’s outstanding shares of common stock. For 2023, 2022 and 2021, compensation deferred under the NQDC Plan (or any predecessor plan) earned the same returns as funds available for the Company’s Retirement Savings Plan. We considered that investment options under our NQDC Plan (or any predecessor plan) are the same choices available to all employees under the Company's Retirement Savings Plan. As a result, the NEOs do not receive preferential earnings on their investments.
6 The following table includes payments that were made by the Company on behalf of the NEOs in 2023, 2022 and 2021, as applicable.

NEO	Qualified and Non-Qualified 401(k) Plan Matching and Supplemental Contributions			Term Life Insurance Premiums			Vehicle Allowance			Dividends on shares earned for the 2021-2023 Performance Period
	2021	2022	2023	2021	2022	2023	2021	2022	2023	2021
Jeffry M. Householder	$86,639	$181,858	$24,942	$480	$480	$480	$15,333	$9,421	$10,697	$80,019
Beth W. Cooper	$43,008	$33,706	$46,658	$480	$480	$480	$4,428	$3,648	$7,849	$31,322
James F. Moriarty	$34,280	$33,487	$24,891	$480	$480	$520	$3,932	$12,263	$2,559	$31,322
Jeffrey S. Sylvester	$23,804	$38,891	$37,541	n/a	n/a	n/a	$4,275	$4,333	$2,129	$15,067
Kevin J. Webber	$49,285	$46,186	$33,988	$480	$480	$480	$1,525	$1,741	$825	$15,067
A company-owned vehicle is available to NEOs during their service with the Company. The vehicle is available for personal use and is imputed income on their Form W-2 filed with the IRS. The cash dividend amounts paid to the NEOs in 2024 for the 2021-2023 performance period are reflected in the 2021 row in the Summary Compensation Table, the year the share awards (on which the dividends were based) were granted by the Compensation Committee. Dividends were accrued in the form of dividend equivalents on the same basis as dividends declared by the Board each calendar quarter during the applicable years and paid on the Company's common stock. The actual cash dividend received by each NEO was determined based upon the number of shares of common stock earned and issued to the executive for the performance period. NEOs also have the ability to purchase propane at the same discounted rate that we offer to our employees.
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 38

Grants of Plan-Based Awards

The following table reflects, for each NEO, the range of payouts for cash incentive awards established by the Compensation Committee, after consideration and approval by the Board, on February 22, 2023 relating to the 2023 performance period, and the number of equity incentive awards established by the Compensation Committee, after consideration and approval by the Board, on February 22, 2023 for the 2023-2025 performance period. For each NEO, the Compensation Committee established a target equity award with a dollar value (as a percentage of base salary) to be paid in shares of our common stock, if earned, based on the grant date fair value of the common stock. The threshold (minimum amount payable for a certain level of performance), target (amount payable if the targets are reached), and maximum (maximum payout possible) award levels are provided for each award. Additional information on these awards can be found under the Key Compensation Decisions section in this Proxy Statement.

GRANTS OF PLAN-BASED AWARDS
	2023 Cash Incentive Plan				2023-2025 Equity Incentive Plan
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value(2)
NEO	Grant Date	Threshold 50%	Target 100%	Maximum 200%	Grant Date	Threshold 25% or 50%(1)	Target 100%	Maximum 200%
Jeffry M. Householder	2/22/2023	$373,464	$746,928	$1,493,856	2/22/2023	6,441	12,882	25,764	$1,664,792
Beth W. Cooper	2/22/2023	$123,123	$246,246	$492,492	2/22/2023	2,305	4,609	9,218	$595,640
James F. Moriarty	2/22/2023	$123,123	$246,246	$492,492	2/22/2023	2,305	4,609	9,218	$595,640
Jeffrey S. Sylvester	2/22/2023	$89,100	$178,200	$356,400	2/22/2023	1,189	2,378	4,756	$307,318
Kevin J. Webber	2/22/2023	$76,284	$152,568	$305,136	2/22/2023	1,018	2,035	4,070	$262,991
1The payout opportunity as a percent of the target award for the TSR, Growth in Long-term Earnings, and ROE performance components is 0% (minimum), 100% (target) and 200% (maximum), with the threshold for the TSR and Growth in Long-term Earnings components at 50% and the threshold for the ROE component at 25%.
2For the 2023-2025 performance period, we calculated the aggregate grant date fair value of the performance-based equity incentive awards based on the estimated compensation costs on the grant date. We estimated that 100% of the Growth in Long-Term Earnings component and 100% of the ROE component are likely to be earned. These equity incentive awards have been recorded at the grant date fair value of $123.60 per share, which is based on the closing price on February 22, 2023, the grant date. We also evaluated the likelihood of earning the TSR component for this performance period. We first determined the aggregate fair value of the award using a third-party model. The Company's TSR was then compared to the TSR of companies in our performance peer group using a Monte Carlo stock simulation. The Monte Carlo stock simulation estimated a percentile ranking for the TSR component of approximately 53%, representing a 100% payout. For the 2023-2025 performance period, the performance share fair value of $142.38 was generated from the third-party model and used to calculate the aggregate grant date value of this component of the award. The number of actual performance shares earned will range from 0% to 200% of the target performance shares depending on actual performance as compared to the performance goals.
Outstanding Equity Incentive Awards

In February 2022, after consideration and approval by the Board, the Compensation Committee granted performance shares to the NEOs for the 2022-2024 performance period. The values of these awards are reflected in the Stock Award column for 2022 in the Summary Compensation Table, as applicable for each NEO, and are further described under the Equity Incentive Awards section in this Proxy Statement and the 2022 Equity Incentive Awards section in the Company's Proxy Statement filed with the SEC on March 21, 2023.
In February 2023, after consideration and approval by the Board, the Compensation Committee granted performance shares to the NEOs for the 2023-2025 performance period. The values of these awards are reflected in the Stock Award column for 2023 in the Summary Compensation Table and in the Grant Date Fair Value column in the Grants of Plan-Based Awards Table. Please refer to the Equity Incentive Award Granted in 2023 and Grants of Plan-Based Awards sections in this Proxy Statement for additional details on these awards.
Shares granted to the executive officers, as applicable, for the 2022-2024 and 2023-2025 performance periods were outstanding at December 31, 2023. No awards have been transferred.
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OUTSTANDING EQUITY AWARDS FOR THE NEOs AT DECEMBER 31, 2023
NEO	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(2)
Jeffry M. Householder	45,320	$4,787,152
Beth W. Cooper	16,854	$1,780,288
James F. Moriarty	16,854	$1,780,288
Jeffrey S. Sylvester	8,480	$895,742
Kevin J. Webber	7,442	$786,098
1The share amounts for the NEOs represent the maximum award levels at 200% for the 2022-2024 and 2023-2025 performance periods and are as follows: Householder - 19,556 and 25,764, Cooper - 7,636 and 9,218, Moriarty - 7,636 and 9,218, Sylvester - 3,724 and 4,756, and Webber - 3,372 and 4,070. The number of actual performance shares to be earned will depend on the actual performance for the applicable performance period.
2The market value represents the unearned shares multiplied by $105.63, the closing market price per share of the Company's common stock on December 29, 2023, the last business day of 2023. These shares will be earned to the extent that certain performance targets are achieved by the NEOs for the applicable performance periods. Award levels for the equity awards granted in 2023 are shown in the Grants of Plan-Based Awards Table.
Pension Plans

In 2021, we formally terminated the Company's qualified defined benefit Pension Plan. We maintain an excess, non-qualified Pension SERP of which none of the NEO's are participants.
Non-Qualified Deferred Compensation Plan

Chesapeake Utilities sponsors the NQDC for all officers and directors. The NQDC Plan is informally funded in a Rabbi Trust. The NQDC Plan allows:
•NEOs may defer any percentage of their performance-based stock awards (excluding any required withholdings). Additionally, non-management directors can elect to defer any percentage of their stock retainers. Participants are entitled to deferred stock units for the performance-based shares and stock retainers. Dividends are paid on the deferred stock units in the same proportion and amount as dividends on the Company's common stock. These dividends are then reinvested into additional deferred stock units. When distributed to participants, the deferred stock units will be settled on a one-for-one basis in shares of the Company's common stock. Deferrals of performance-based stock awards are not eligible for Company matching and discretionary employer contributions.
•NEOs may also defer a specified percentage (up to 80%) of their eligible cash compensation to the NQDC Plan. Additionally, non-management directors could elect to defer any percentage of their Board and/or Committee cash retainers. The Company matches NEO deferrals (up to 6% of eligible compensation) provided there is no duplication of matching in the Retirement Savings Plan. We may also make discretionary contributions to the NEOs. Discretionary employer contributions are made to applicable NEOs during the years discretionary employer contributions are made to the Retirement Savings Plan, for compensation that exceeds the IRS limits applicable to the qualified plan. Participants may allocate their deferrals and the Company's contributions among the same mutual fund choices available to all employees under the Retirement Savings Plan.
The NQDC Plan is required to comply with Internal Revenue Code Section 409A and procedures established by the Compensation Committee. The requirements include advance elections of deferral amounts. Additionally, participants must select a distribution date and form of distribution at the time of the deferral election. Distributions can be made in a single payment or in annual installments over 2-15 years (prior to January 1, 2014, installments were allowed over 5 or 10 years). A NEO will not be entitled to receive any payments until six months after the NEO's date of separation, except under certain circumstances. Payments to the participant may be accelerated in the event of death, disability, change in control, or an unforeseeable emergency. Participants will be individually responsible for any tax obligations related to deferring compensation under the NQDC Plan. Distributions of deferrals of cash compensation will be paid in cash, while distributions of deferred stock units will be paid in common stock.
Each NEO was eligible to participate in the NQDC Plan during 2023. The following table reflects the aggregate balance of non-qualified deferred compensation for each NEO.
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NON-QUALIFIED DEFERRED COMPENSATION FOR THE 2023 FISCAL YEAR
Name	Executive Deferrals in 2023	Registrant Contributions in 2023(1)	Aggregate Earnings in 2023(2)(3)	Aggregate Withdrawals/ Distributions in 2023	Aggregate Balance at December 31, 2023
Jeffry M. Householder	$675,721	$0	$198,816	$(5,369)	$4,576,057
Beth W. Cooper	$123,713	$21,611	$22,012	$(10,817)	$4,095,823
James F. Moriarty	$0	$0	$(86,465)	$0	$1,525,475
Jeffrey S. Sylvester	$387,930	$12,815	$(75,872)	$0	$717,986
Kevin J. Webber	$540,242	$9,056	$59,461	$0	$1,876,096
1Represents our matching and discretionary employer contributions associated with the NQDC Plan. These dollars are included in the All Other Compensation column of the Summary Compensation Table.
2The investment options available under the NQDC Plan are the same that are available to all employees under the Retirement Savings Plan. Accordingly, these amounts are not considered above-market or preferential earnings for purposes of, and are not included in, the 2023 Summary Compensation Table.
3Dividends on deferred stock units in the NQDC Plan are paid at the same rate as dividends on shares of the Company's common stock.
Those amounts, similar awards reported in the Summary Compensation Tables in prior years, and matching and discretionary employer contributions into the NQDC Plan that were reported in the Summary Compensation Tables in prior years under All Other Compensation, are included in the Aggregate Balance at December 31, 2023 column and quantified below:

Name	Amount included in both Non-Qualified Deferred Compensation Table and Summary Compensation Table	Amount included in both Non-Qualified Deferred Compensation Table and previously reported in Prior Years’ Summary Compensation Tables
Jeffry M. Householder	$675,721	$2,471,417
Beth W. Cooper	$145,324	$2,337,533
James F. Moriarty	$0	$1,342,991
Jeffrey S. Sylvester	$400,745	$399,304
Kevin J. Webber	$549,298	$593,134
Termination Provisions

As of January 1, 2020, Messrs. Householder, Moriarty, Sylvester and Webber and Ms. Cooper (each, an "NEO") were each a party to a written employment agreement that, pursuant to the terms hereof or a subsequent amendment, provided for a term that expired on December 31, 2021. On December 16, 2021, the Company and each of the NEOs executed a new written employment agreement providing for a term through December 31, 2022; provided that, in the absence of a Change of Control (as defined in the employment agreement), such term would automatically extend on a year to year basis thereafter unless, during the period beginning ninety (90) days prior and ending thirty (30) days prior to such date, either the Company or the applicable NEO gave notice to the other that the executive's employment agreement would not be renewed. Each NEO entered into an amendment to their respective employment agreements effective October 2, 2023 to further align the agreement with the clawback rules set forth in 17 C.F.R. §240.10D and Section 303A.14 of the NYSE Listed Company Manual. The following is a description of provisions contained in the employment agreements.
Each NEO may participate in all bonus, incentive compensation and performance-based compensation plans; all profit-sharing, savings and retirement benefit plans; all insurance, medical, health and welfare plans; all vacation and other employee fringe benefit plans; and other similar policies, plans or arrangements of the Company, all on a basis that is commensurate with the NEO's position and no less favorable than those generally applicable or made available to the other NEOs or other employees generally. Each NEO was also eligible for a short-term cash and long-term equity-based incentive award as determined on an annual basis by the Board or Compensation Committee, as applicable, in its discretion and in accordance with and subject to the terms of the 2015 Cash Plan and 2023 SICP, respectively.
Each employment agreement contains a clawback provision that provides that all or any portion of an incentive award under the 2015 Cash Plan and 2023 SICP or any future arrangement established by the Company was subject to repayment by the NEO, if the award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations, or other administrative error). If the Compensation Committee determined that the NEO engaged in
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misconduct, malfeasance or gross negligence in the performance of the NEO's duties that either caused or significantly contributed to the material inaccuracy of the financial statements or other performance metrics, there is no time limit on this right of recovery. In all other circumstances, the right of recovery is limited to three years after the date of receipt of each award. The right of recovery of payments automatically terminates upon a change in control except with respect to any right of recovery that had been asserted prior to such change in control.
Each employment agreement contains covenants that protect our goodwill and are effective during the NEO's employment with us and after termination of the agreement. These covenants relate to confidentiality of information; non-solicitation of employees; non-solicitation of third parties; non-competition; post-termination cooperation; and non-disparagement. The non-solicitation and non-competition covenants remain effective for one year after the termination of an NEO’s employment. If the NEO resigns for reasons related to certain acts of the Company after a change in control, these covenants remain effective for fifteen months after the resignation. Payments upon termination (described below) are subject to compliance with these provisions and the execution and delivery (and non-revocation) of a release of claims against the Company and its officers, directors, employees and affiliates. In the event that a NEO did not comply with the provisions or did not deliver a release of claims, then payments upon termination would cease and any unpaid amounts would be forfeited.
Potential Payments Upon Termination or Death. Under the employment agreements, if the Company terminates a NEO's employment agreement for any reason other than the NEO's death or retirement or “for cause,” as specifically defined in such NEO's employment agreement, or elects to not renew the employment agreement other than due to the NEO's retirement, then the NEO would be entitled to receive, as severance compensation, their then monthly base compensation for one year after the termination date and, to the extent permissible, medical, prescription drug, vision and dental benefits for the severance period. Termination by the Company “for cause” or termination due to the death or resignation of the NEO generally does not entitle the NEO to any severance compensation or benefits but only to the payment of accrued amounts as yet unpaid. Termination “with cause” generally means termination by the Company as a result of (i) the NEO's conviction of a felony (or a guilty or no contest plea by the NEO with respect thereto); (ii) the NEO's willful or deliberate act of dishonesty resulting in or intended to result in material gain to the NEO at the Company's expense; (iii) the NEO's willful refusal to perform their duties and responsibilities to the Company, or to comply with any valid or legal directive by the Board or, in the case of NEOs other than Mr. Householder, the Chief Executive Officer; or (iv) certain conduct by the NEO that is materially injurious to the Company or a material violation of Company policies. Based upon a hypothetical termination date of December 31, 2023, and assuming the termination is “without cause,” the NEO (or their estate) would have received a severance benefit (described above) as follows: Jeffry M. Householder $786,240; Beth W. Cooper $447,720; James F. Moriarty $447,720; Jeffrey S. Sylvester $396,000; and Kevin J. Webber $339,040.
Term of Employment Agreement and Potential Payments Upon a Change in Control. The employment agreements include provisions that are designed to help retain the NEOs in the event of a change in control of the Company. In accordance with the agreements, a change in control occurs upon one of several events involving the replacement of a majority of the members of our Board, the acquisition of ownership of significant percentages of our outstanding stock, or the acquisition of a significant portion of our assets.
Upon a change in control, the term of the employment agreements shall automatically extend for a period of two years commencing on the date of the change in control. If a NEO's employment is terminated after a change in control and while the employment agreement is in effect by the Company “without cause,” as specifically defined in the employment agreement and as described herein, or by the NEO under certain specified circumstances ("good reason"), or he or she would be entitled to receive, in addition to the sum of all accrued but unpaid amounts due, a single lump sum payment in cash based on the sum of the following:
•Current monthly base compensation multiplied by 24 (multiplied by 36 for the Chief Executive Officer);
•An amount equal to the aggregate of the Company's contributions to the Company's savings plans in respect of the NEO that were not vested on the day immediately prior to the termination date but that would have been vested if the NEO had been employed by the Company for the duration of the vesting period; and
•Average of the annual aggregate benefits awarded to the NEO under all of the Company annual bonus programs in which the NEO was a participant in each of the three calendar years preceding the year in which the termination occurs multiplied by two (multiplied by three for the Chief Executive Officer).
Generally, resignation by a NEO with "good reason” can occur when the Company changes the NEO's title/office as set forth in the employment agreement, fails to nominate the NEO for election to the Board if the NEO was a member immediately prior to a Change in Control, significantly changes the nature or scope of the NEO's position, authority, powers, functions, duties or responsibilities or
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reduces the NEO's, compensation or benefits, and does not cure the change after notice from the NEO, breaches any other material provision of the employment agreement and fails to cure the breach after notice from the NEO, or consolidation or merger of the Company or transfer of all or a significant portion of the Company's assets unless the successor assumes all of the Company's duties and responsibilities under the employment agreement. Upon a change in control, each NEO's monthly base compensation may increase by such amounts as the Board may determine from time to time based, in part, on an annual review of the NEOs’ compensation and performance. In no event would a NEO's base compensation be decreased. Each NEO would receive health and other insurance benefits for the remainder of the term of the NEO's employment agreement.
Pursuant to each NEO’s performance share agreements, as applicable, in the event of a change in control, the NEOs immediately earn all unearned performance shares at the target level under the 2023 and 2022 Equity Incentive Award agreements. In addition, each NEO would receive any benefits that he or she otherwise would have been entitled to receive under our Retirement Savings Plan and NQDC Plan, as of the date of termination, although these benefits are not increased.
Based upon a hypothetical termination date of December 31, 2023, under the terms and conditions of the employment agreements, estimated payments or benefits in connection with a change in control, using $105.63, the closing market price per share of our common stock on December 29, 2023, the last business day of 2023, would have been as follows:

ESTIMATED NEO PAYMENTS OR BENEFITS IN CONNECTION WITH A CHANGE IN CONTROL
	Jeffry Householder	Beth Cooper	James Moriarty	Jeffrey Sylvester	Kevin Webber
Base Salary (based upon severance multiple)	$2,358,720	$895,440	$895,440	$792,000	$678,080
Cash Incentive (based upon severance multiple)(1)	$2,161,946	$471,989	$472,079	$291,376	$283,401
Healthcare and Other Insurance Benefits(2)	$45,730	$42,625	$30,845	$30,825	$38,291
Unpaid Equity Incentive Compensation(3)	$2,393,576	$890,144	$890,144	$447,871	$393,049
Total Gross Severance Potential	$6,959,972	$2,300,198	$2,288,508	$1,562,072	$1,392,821

Net Amount Payable to Executive(4)	$4,751,960	$1,506,399	$1,302,619	$1,180,927	$1,120,970
1The average of the cash incentive awards under the 2015 Cash Plan (or any predecessor plan) for performance in 2020, 2021 and 2022, multiplied by the respective severance multiple. In addition, each NEO is entitled to receive their applicable annual cash incentive award that was earned for performance in 2023 as set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
2Based upon the expected healthcare cost per employee for 2023, as provided by the Company’s third-party administrator, as well as the term life insurance paid by the Company, and continued coverage for life, accidental death and dismemberment, and long-term disability insurance.
3This represents the target equity awards under the 2022-2024 and 2023-2025 performance periods for the NEOs. The equity awards are valued at $105.63 per share, the Company's closing market price per share on December 29, 2023, the last business day of 2023.
4The total severance amount payable to a NEO following a change in control is limited in accordance with the NEO's employment agreements. In the event of a termination associated with a change in control, each NEO would receive whichever is greater of the following two options after income tax: 1) the gross severance potential reduced to the extent necessary to avoid the severance amount being considered an "excess parachute payment" within the meaning of Internal Revenue Code Section 280G, which, pursuant to Section 280G, is calculated by multiplying three times the five-year average of the NEO's W-2 compensation (or the period employed, if less); or 2) the gross severance potential reduced by excise tax, which is calculated as a percentage of the gross severance potential minus the five-year average of the NEO's W-2 compensation (or the period employed, if less).
In accordance with the Treasury Regulations issued under Section 409A of the Internal Revenue Code, each NEO's employment agreement provides that if a separation from service occurs within two years of a change in control, severance benefits would be paid in a lump sum. In addition, each employment agreement provides that benefits paid upon a separation from service would be subject to a six-month delay in the commencement of payment if required by Section 409A of the Internal Revenue Code. The NEO would pay the full amount for benefits extended during the six-month delay period (to be reimbursed by the Company with interest) if this delay provision applies.
Pay Versus Performance

We are providing the following information to comply with Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K. The following table provides information on compensation actually paid (“CAP”) to our Principal Executive Officer ("PEO"), and the average CAP for the four other NEOs (excluding the PEO) for the four fiscal years ended 2020 through 2023. CAP is total compensation reported in the Summary Compensation Table adjusted to reflect compensation "actually paid" as described under Item 402(v) of Regulation S-K. CAP does not reflect the actual amount of compensation earned or realized by our PEO or NEOs. In addition to CAP, the table presents total compensation reported in the
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Summary Compensation Table, the Company's total shareholder return ("TSR"), the TSR of the Company's performance peer group as specified below, the Company's net income as reported in its audited financial statements and the financial performance metric identified by the Company as the single most important financial performance metric used to link executive compensation to the Company's performance. The Company has identified Earnings Per Share as the most important financial metric for these purposes. The Compensation Committee does not use CAP as a basis for making compensation decisions. In the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement we provide additional narrative and information regarding our current executive compensation program, including our philosophy, the design of our program, and the mix of compensation and targets that the Compensation Committee believes aligns the financial interests of the executive officers with the interests of our stockholders.

PAY VERSUS PERFORMANCE TABLE
					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(2)	Total Shareholder Return(3)	Peer Group Total Shareholder Return(4)	Net Income (in millions)(5)(7)	Earnings Per Share(6)(7)
2023	$3,269,505	$3,364,847	$1,155,639	$1,177,386	$118	$102	$87.2	$4.75
2022	$2,768,416	$1,744,451	$938,039	$646,504	$130	$105	$89.8	$5.07
2021	$2,836,970	$6,130,154	$953,892	$1,914,113	$157	$95	$83.5	$4.75
2020	$2,588,107	$4,274,658	$994,090	$1,515,588	$115	$83	$71.5	$4.28
1 Total compensation for Mr. Householder and, on average, the four other NEOs as reported in the Summary Compensation Table for the four fiscal years ended 2020 through 2023, as applicable. Mr. Householder has served as President and Chief Executive Officer of the Company since 2019. The four other NEOs are as follows: Ms. Cooper and Messrs. Moriarty, Sylvester and Webber.
2 Compensation Actually Paid reflects the total compensation as reported in the Summary Compensation Table for the NEOs adjusted in accordance with Item 402(v) of Regulation S-K. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Householder's total compensation for the four fiscal years ended 2020 through 2023, as applicable, to determine Compensation Actually Paid:

ADJUSTMENTS TO TOTAL COMPENSATION TO DETERMINE CAP TO PEO
Year	Reported Summary Compensation Table Total	Subtract: Value in Stock Awards Column of the Summary Compensation Table(a)	Add: Reconciled Value of Equity Awards to PEO(b)	CAP to PEO(c)
2023	$3,269,505	$1,664,792	$1,760,134	$3,364,847
2022	$2,768,416	$1,209,353	$185,388	$1,744,451
2021	$2,836,970	$1,122,109	$4,415,293	$6,130,154
2020	$2,588,107	$1,053,668	$2,740,219	$4,274,658
(a) Represents the grant date fair value of equity awards reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b) The amounts deducted or added (as applicable) in calculating the equity award adjustments for each applicable year are provided in the Equity Reconciliation for CAP to NEOs Table below.
(c) There is no compensation that needs to be included for equity awards granted and vested in the same year, equity awards that failed to meet vesting conditions in the year ended, or dividends or other earnings paid on equity awards not otherwise reflected in total compensation for Mr. Householder. No values are shown for pension benefit adjustments because (i) there are no service costs for services rendered during the applicable years because the Pension Plan was frozen prior to the applicable years and formally terminated in 2021, and (ii) there are no prior service costs because no additional benefits were granted in a plan amendment during the applicable years. Mr. Householder did not participate in the Pension Plan. None of the NEOs participate in the Company’s non-qualified Pension SERP Plan.
In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Ms. Cooper and Messrs. Moriarty, Sylvester and Webber's total compensation, on average, for the four fiscal years ended 2020 through 2023, as applicable, to determine Compensation Actually Paid:

ADJUSTMENTS TO TOTAL COMPENSATION TO DETERMINE CAP TO NON-PEO NEOs
Year	Average Reported Summary Compensation Table Total	Subtract: Average Value in Stock Awards Column of the Summary Compensation Table(a)	Subtract: Average Value in Change in Pension Value and NQDC Earnings Column of Summary Compensation Table(b)	Add: Average Reconciled Value of Equity Awards to Non-PEO NEOs(c)	Average CAP to Non-PEO NEOs(d)
2023	$1,155,639	$440,397	$—	$462,144	$1,177,386
2022	$938,039	$345,812	$—	$54,277	$646,504
2021	$953,892	$325,291	$—	$1,285,512	$1,914,113
2020	$994,090	$298,510	$11,046	$831,054	$1,515,588
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(a) Represents the grant date fair value of equity awards, on average, reported in the “Stock Awards” column for Ms. Cooper and Messrs. Moriarty, Sylvester and Webber in the Summary Compensation Table for the applicable year.
(b) None of the NEOs participated in the Pension Plan except for Ms. Cooper, who received a lump sum payout at termination of the Pension Plan in 2021 which was actuarially equivalent to Ms. Cooper's full vested accrued benefit in the Pension Plan. Ms. Cooper’s change in accumulated benefits under the Pension Plan for 2020 is reported in the applicable row of the Summary Compensation Table and is included in the average adjustments to total compensation for calculating CAP to the non-PEO NEOs. None of the NEOs participate in the Company’s non-qualified Pension SERP Plan.
(c) The amounts deducted or added (as applicable) in calculating the equity award adjustments for each applicable year are provided in the Equity Reconciliation for CAP to Non-PEO NEOs Table below.
(d) There is no compensation that needs to be included for equity awards granted and vested in the same year, equity awards that failed to meet vesting conditions in the year ended, or dividends or other earnings paid on equity awards not otherwise reflected in total compensation for the NEOs. No values are shown for pension benefit adjustments because (i) there are no service costs for services rendered during the applicable years because the Pension Plan was frozen prior to the applicable years and formally terminated in 2021, and (ii) there are no prior service costs because no additional benefits were granted in a plan amendment during the applicable years.
The amounts added or deducted, as applicable, in reconciling the equity award adjustments included in calculating CAP to NEOs are as follows:

EQUITY RECONCILIATION FOR CAP TO PEO AND NON-PEO NEOs
	PEO				Non-PEO NEOs
Year	Year End Fair Value of Equity Awards Granted in the Year	Year Over Year Change in Fair Value of Outstanding Unvested Equity Awards Granted in Prior Years	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Total Equity Award Adjustments	Year End Fair Value of Equity Awards Granted in the Year	Year Over Year Change in Fair Value of Outstanding Unvested Equity Awards Granted in Prior Years	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Total Equity Award Adjustments
2023	$1,850,652	$298,814	$(389,332)	$1,760,134	$489,564	$85,445	$(112,865)	$462,144
2022	$908,038	$(97,810)	$(624,840)	$185,388	$259,652	$(28,354)	$(177,021)	$54,277
2021	$1,868,236	$1,685,102	$861,955	$4,415,293	$541,588	$477,399	$266,525	$1,285,512
2020	$1,524,020	$579,606	$636,593	$2,740,219	$431,763	$179,219	$220,072	$831,054
The unvested equity values in the table above are computed in accordance with the methodology used for financial reporting purposes, and for unvested awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the applicable years.
3 Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our stock price at the end and the beginning of the measurement period by our stock price at the beginning of the measurement period. The Company's cumulative annual TSR represents the dollar value of an investment of $100 over a one, two, three and four year cumulative period from the market close on December 31, 2019 through the fiscal years ended December 31, 2020, December 31, 2021, December 31, 2022 and December 31, 2023.
4 The cumulative annual TSR of the companies in our performance peer group as established by the Compensation Committee for each of the equity awards granted in the four fiscal years ended 2020 through 2023. The peer group for 2020, 2021 and 2022 is the same as that used in the Company's Common Stock Performance Graph as reported in our Annual Report on Form 10-K for the years ended December 31, 2022, December 31, 2021 and December 31, 2020 and is comprised of the following companies: Atmos Energy Corporation, Black Hills Corporation, New Jersey Resources Corporation, NiSource Inc., Northwest Natural Holding Co., Northwestern Corporation, ONE Gas, Inc., RGC Resources, Inc., South Jersey Industries, Inc., Spire Inc., and Unitil Corporation. The peer group for 2023 is comprised of the same companies as the peer group for 2020, 2021 and 2022, with the exception of South Jersey Industries, Inc., which was acquired by a private investment vehicle focused on investing in critical infrastructure assets in 2023 and resultantly delisted from the NYSE. Accordingly, South Jersey Industries, Inc. was removed from the peer group. The peer group for 2023 is the same peer group as that used in the Company's Common Stock Performance Graph as reported in our Annual Report on Form 10-K for the year ended December 31, 2023. Peer company TSR was calculated using a weighted average based on each peer company's market capitalization at the beginning of each period for which a return is indicated in the table and is presented as the dollar value of an investment of $100 over a one, two, three and four year cumulative period from the market close on December 31, 2019 through the fiscal years ended December 31, 2020, December 31, 2021, December 31, 2022 and December 31, 2023.
5 Net income as reported in our Annual Report on Form 10-K for the years ended December 31, 2020, December 31, 2021, December 31, 2022 and December 31, 2023.
6 While we use numerous financial and non-financial performance measures for the purpose of evaluating performance for our executive compensation programs, we have determined that Earnings Per Share is the financial performance measure that, in our assessment, represents the most important performance measure we used to link compensation actually paid to our NEOs for the most recently completed fiscal year to Company performance. Basic Earnings Per Share is as reported in our Annual Report on Form 10-K for the years ended December 31, 2020, December 31, 2021, December 31, 2022 and December 31, 2023.
7 Net Income and Earnings Per Share as reflected in the applicable columns of the Pay Versus Performance Table represent the Company's net income and basic EPS on a GAAP basis and include transaction-related expenses attributable to the Company's acquisition of Florida City Gas in late 2023. Adjusted net income and basic EPS for the year ended December 31, 2023, excluding transaction-related expenses, were $97.8 million and $5.33 per share, respectively.

Tabular List of the Most Important Financial Performance Measures Used to Link CAP to NEOs for the Most Recently Completed Fiscal Year to Company Performance
•	Earnings Per Share
•	Growth in Long-Term Earnings (calculated as total expenditures as a percent of total capitalization)
•	Average Return on Equity (ROE)
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 45

Analysis of the Information Presented in the Pay Versus Performance Table
The philosophy of our current executive compensation program is provided in detail in the Compensation Discussion and Analysis section of this Proxy Statement. The section also provides stockholders with comprehensive information on the design of our executive compensation program, as well as the mix of compensation that the Compensation Committee believes aligns the financial interests of the NEOs with the interests of our stockholders. During the Compensation Committee’s annual review of executive compensation, it considers several elements of the executive compensation program, including, but not limited to: (i) the effectiveness of the program in attracting and retaining highly qualified individuals that have a solid foundation and comprehensive perspective of the Company, its operations and competitive environment; (ii) the complex nature of our operations as a diversified energy delivery company; and (iii) the long-term focus on our strategic planning process. The executive compensation program designed by the Compensation Committee places a majority of the executive's total direct compensation at risk, and promotes a pay-for-performance culture that further aligns executive interests with the long-term interests of stockholders. While we utilize several performance measures to align executive compensation with Company performance, all of our measures are not presented in the above Pay Versus Performance table. Additional information on our executive compensation program, including tables and accompanying narratives, is available in the Executive Compensation section of this Proxy Statement.
In accordance with Item 402(v) of Regulation S-K, we are providing the following graphs showing the relationships between information presented in the Pay Versus Performance table. Equity awards constitute a significant portion of compensation for the NEOs. Compensation Actually Paid, or CAP, will vary based on year-over-year changes in our stock price resulting in appreciation or depreciation in the value of equity awards granted to the NEOs. The value of equity awards will not be realized by the NEOs before performance goals are satisfied and applicable restrictions lapse. The ultimate value of such awards is subject to changes in the stock price.
The following graphs demonstrate the relationship between CAP and TSR, CAP and Net Income, and CAP and EPS, in each case, to our CEO and to the average of the Non-PEO NEOs.
Relationship Between CAP vs. TSR
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 46

Relationship Between CAP vs. Net Income*
* Net Income as reflected above represents the Company's net income on a GAAP basis and includes transaction-related expenses attributable to the Company's acquisition of Florida City Gas in late 2023. Adjusted net income for the year ended December 31, 2023, excluding transaction-related expenses, was $97.8 million.
Relationship Between CAP vs. Earnings Per Share (Basic)*
* Earnings Per Share as reflected above represents the Company's basic EPS on a GAAP basis and includes transaction-related expenses attributable to the Company's acquisition of Florida City Gas in late 2023. Adjusted basic EPS for the year ended December 31, 2023, excluding transaction-related expenses, was $5.33 per share.
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 47

Comparative Information Relating to Compensation of our Chief Executive Officer and Compensation of all Employees of the Company

We are providing the following information to comply with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K. For 2023, our last completed fiscal year, the median of the annual total compensation of our employees was $74,836. The annual total compensation for Mr. Householder for 2023, as reported in the Summary Compensation Table, was $3,269,505. Based on this information, for 2023, the estimate of the ratio of compensation for our Chief Executive Officer to the median employee was 44 to 1. This ratio is specific to our Company and may not be comparable to any ratio disclosed by another company.
To identify the median of the annual total compensation of all of our employees, we reviewed 2023 compensation reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for our 1,282 employees as of December 31, 2023 for purposes of determining pay ratio, which includes employees of companies we acquired during the year. We annualized the compensation of these and other full-time employees who joined the Company in 2023 but did not work for us for the entire fiscal year. Based on the diversity of our businesses across our service territories, W-2 earnings provide a fixed and fair representation of compensation across our enterprise and thus are an appropriate measure to determine the median employee total compensation level. No other assumptions, adjustments, or estimates, including any cost-of-living adjustments, were made in identifying the median employee total compensation level. We next calculated the median employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for the Summary Compensation Table, consistent with the calculations we provide for all of our NEOs. No adjustments were made to the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table, to calculate the reported ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees.
Equity Compensation Plan Information
The Company has three plans under which shares of our common stock are reserved for future issuance. As reflected in the table below, as of December 31, 2023, shares were reserved for future issuance as follows: (i) 1,125,000 shares reserved under the Dividend Reinvestment and Direct Stock Purchase Plan, (ii) 798,586 shares reserved under the Retirement Savings Plan, and (iii) 561,115 shares reserved under the 2023 SICP, which was approved by our stockholders in May 2023.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	0	n/a	561,115
Equity compensation plans not approved by security holders	0	n/a	1,923,586
Total	0	n/a	2,484,701
1 There are no outstanding options, warrants or rights under any of the Company's equity plans.
Compensation Committee Interlocks and Insider Participation
Lisa G. Bisaccia, Chair, Ronald G. Forsythe, Jr., Paul L. Maddock, Jr. and Sheree M. Petrone serve as members of the Compensation Committee. Each member of the Compensation Committee is independent as required by the NYSE Listing Standards. No member of the Compensation Committee, at any time, has been employed by the Company, or been a participant in a related person transaction with the Company. There were no Compensation Committee interlocks or insider (employee) participation during 2023.
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 48

8 - OTHER IMPORTANT INFORMATION

Quorum
A quorum must be present in order for business to be conducted at the Meeting. A quorum consists of a majority of the shares of common stock outstanding on our record date. Shares represented at the Meeting or by proxy will be counted in determining whether a quorum exists. If you abstain or withhold your vote, your shares will be treated as present and entitled to vote in determining the presence of a quorum. Broker non-votes will be counted as present at the Meeting for quorum purposes, but not cast or entitled to vote. The Company's Inspector of Elections will tabulate the votes and determine whether a quorum is present.
Soliciting Proxies
The Company will pay all costs relating to the solicitation of proxies. We have hired Georgeson LLC, a proxy solicitation firm, to assist us in soliciting proxies for a fee of $12,000 plus reasonable expenses. Proxies may be solicited by our directors, officers and employees by personal interview, mail, telephone or e-mail. In addition, we may engage other consultants at our expense to solicit proxies.
Revoking a Proxy
You may revoke your proxy at any time before voting is declared closed at the Meeting by: (i) voting at the Meeting; (ii) executing and delivering a subsequent proxy; (iii) submitting another timely and later dated proxy by telephone or the internet; or (iv) delivering a written statement to the Corporate Secretary of the Company revoking the proxy.
Householding
Stockholders of record who have the same last name and address and who request paper copies of the proxy materials or Annual Report will receive only one copy of the proxy materials. Brokers and banks that hold our stock on your behalf may provide you with one copy of the proxy materials and Annual Report if the bank or broker is aware that more than one stockholder at your address have the same last name or they reasonably believe that the stockholders are members of the same family. If you receive a notice from your broker or bank stating that they intend to send only one copy of the proxy materials to your address, and members of your household do not object, then you will have consented to this arrangement. Stockholders of record that received one copy of the proxy statement or Annual Report as a result of householding may request to receive separate copies of these materials by contacting the Corporate Secretary at Chesapeake Utilities Corporation, 500 Energy Lane, Dover, Delaware 19901 or (888) 742-5275. If your shares are held through a broker or bank, you should contact the broker or bank directly to request multiple copies of the proxy statement and Annual Report.
Stockholder Proposals
To be considered for inclusion in our proxy statement mailed in 2025, stockholder proposals must be received in writing at our principal executive office on or before November 26, 2024. Stockholder proposals should be directed to the Corporate Secretary at Chesapeake Utilities Corporation, 500 Energy Lane, Dover, Delaware 19901. A stockholder wishing to bring business before stockholders at the 2025 Annual Meeting must provide written notice to the Corporate Secretary. The notice must be received by the Company at its principal executive office not earlier than the close of business on the 120th day, and not later than the close of business on the 90th day, prior to the first anniversary of the 2024 Meeting. In the event that our annual meeting is more than 30 days before or more than 60 days after such anniversary date, you should refer to our Bylaws for specific requirements. In accordance with our Bylaws, a stockholder’s notice must include, among other things, a description of the business to be brought before the meeting, Ownership and Rights Information (as defined in our Bylaws), and any other information that would be required to be made in connection with the solicitation of proxies. A stockholder’s notice must also include a representation as to the accuracy of the information that is being provided. We have provided additional information in the Board of Directors section of this Proxy Statement under subsection Director Nominations. To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, no later than March 9, 2025.
Annual Report on Form 10-K
At your request, we will provide, without charge, a copy of our 2023 Annual Report which contains our Annual Report on Form 10-K for the year ended December 31, 2023. The Annual Report provides financial information to our stockholders. The Annual Report is not, and shall not be considered, “soliciting material,” or be “filed” with the SEC nor shall this information be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. Please direct all written requests to the Corporate Secretary, Chesapeake Utilities Corporation, 500 Energy Lane, Dover, Delaware 19901.
CHESAPEAKE UTILITIES CORPORATION - 2024 Proxy Statement - 49

CHESAPEAKE UTILITIES CORPORATION
ATTN: HEIDI WATKINS
500 ENERGY LANE
DOVER, DE 19901

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CPK2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V32414-P05745-Z86980

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR each nominee listed, FOR Proposal 2, and FOR Proposal 3.

1. Election of Directors:

Nominees for a three-year term	**For**	**Withhold**
1a. Lisa G. Bisaccia	☐	☐
1b. Stephanie N. Gary	☐	☐
1c. Dennis S. Hudson, III	☐	☐

	For	**Against**	**Abstain**
2. Cast a non-binding advisory vote to approve the compensation of the Company's Named Executive Officers.	☐	☐	☐
3. Cast a non-binding advisory vote to ratify the appointment of the Company's independent registered public accounting firm, Baker Tilly US, LLP.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If you are an authorized officer, partner or agent voting shares on behalf of a corporation, limited liability company, partnership or other legal entity, sign in the entity name and indicate your name and title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Notice of Virtual 2024 Annual Meeting of Stockholders, Proxy Statement, and 2023 Annual Report are available at www.chpk.com/proxymaterials or www.proxyvote.com.

Your vote is important. Please vote promptly after receipt of this information.

V32415-P05745-Z86980

VIRTUAL 2024 ANNUAL MEETING OF STOCKHOLDERS
MAY 8, 2024 AT 9:00 AM EASTERN TIME
This proxy is solicited by the Board of Directors

The stockholder(s) whose name(s) appears on this ballot, hereby appoint(s) Jeffry M. Householder and Thomas J. Bresnan, or either of them as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ***CHESAPEAKE UTILITIES CORPORATION*** that the stockholder(s) is/are entitled to vote at the Virtual 2024 Annual Meeting of Stockholders to be held at 9:00 AM Eastern Time, on May 8, 2024, via live audio at www.virtualshareholdermeeting.com/CPK2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made on the proxy returned, or the direction is unclear as to how you intend to vote, this proxy will be voted in accordance with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR each nominee in Proposal 1, FOR Proposal 2, and FOR Proposal 3 and pursuant to the discretion of the appointed proxy.

Continued and to be signed on reverse side